                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-12


                            PRIME GROUP REALTY TRUST
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

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     (4) Date Filed:

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

[LOGO] PRIME GROUP
REALTY TRUST

Stephen J. Nardi
Acting Chairman of the Board

                                April 29, 2002

Dear Shareholder:

   You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of Prime Group Realty Trust (the "Company") to be held on Friday, May 31, 2002, at 10:00 a.m., local time, at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois. The purpose of the Meeting is to consider and vote upon proposals (i) to elect one Trustee who has been nominated for reelection, (ii) to ratify the appointment of the Company's independent auditors and (iii) to transact such other business as may properly come before the Meeting. Additional information with respect to these matters is set forth in the enclosed Proxy Statement.

   Whether or not you plan to attend the Meeting and regardless of the number of shares you own, it is important that your shares be represented at the Meeting. Therefore, after you read the enclosed Proxy Statement, I urge you to mark, date, sign and return the enclosed Proxy Card to ensure that your vote on the important business matters to be considered at the Meeting will be recorded.

   The Board of Trustees appreciates your investment and your interest in the Company, and looks forward to seeing you at the Meeting.

                                          /s/ Stephen J. Nardi

                                          Stephen J. Nardi,
                                          Acting Chairman of the Board

                           PRIME GROUP REALTY TRUST

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To be Held on May 31, 2002

To Our Shareholders:

   Notice is hereby given that the Annual Meeting of Shareholders of Prime Group Realty Trust, a Maryland real estate investment trust (the "Company"), will be held at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois on Friday, May 31, 2002, at 10:00 a.m., local time (the "Meeting"), to consider and take action on the following matters:

      1.  To elect one Class II Trustee for a term of three years;

      2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2002; and

      3. To transact such other business as may properly come before the Meeting and at any postponement(s) or adjournment(s) thereof.

   Shareholders of record at the close of business on March 29, 2002 shall be entitled to notice of, and to vote at, the Meeting.

                                          By order of the Board of Trustees,

                                          /s/ James F. Hoffman

                                          James F. Hoffman, Secretary

April 29, 2002



     IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN YOUR PROXY CARD, AND RETURN IT PROMPTLY IN THE STAMPED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE.

                           PRIME GROUP REALTY TRUST
                             77 West Wacker Drive
                                  Suite 3900
                            Chicago, Illinois 60601

                               -----------------

                                PROXY STATEMENT
                                    FOR THE
                      2002 ANNUAL MEETING OF SHAREHOLDERS
                          To be Held on May 31, 2002

   The enclosed proxy is solicited by and on behalf of the board of trustees (the "Board of Trustees" or the "Board") of Prime Group Realty Trust, a Maryland real estate investment trust (the "Company"), for use at the Annual Meeting of Shareholders (the "Meeting") to be held at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois, on Friday, May 31, 2002, at 10:00 a.m., local time, and at any postponement(s) or adjournment(s) thereof, at which shareholders of record at the close of business on March 29, 2002 shall be entitled to vote. This Proxy Statement and the accompanying Proxy Card are being mailed to shareholders on or about April 30, 2002. In addition, there is being mailed herewith, to each shareholder of record, the Company's Annual Report to Shareholders for 2001.

   Each proxy executed and returned by a shareholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if present at the Meeting, a shareholder may elect to revoke his or her proxy and vote shares personally. The principal executive offices of the Company are located at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

   The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its trustees, officers, employees and others to solicit proxies, personally or by telephone. Those persons will not be compensated specially for such services. Arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and shareholders of record to forward solicitation materials to the beneficial owners of shares held of record by such persons. The Company may reimburse such solicitors or holders for reasonable out-of-pocket expenses incurred by them in connection with such solicitation activities. The Company may pay reasonable and customary proxy solicitation fees to a third-party solicitation firm, if engaged.

   Only holders of record of the Company's common shares of beneficial interest, par value $0.01 per share ("Common Shares"), on March 29, 2002 (the "Record Date") will be entitled to vote at the Meeting. As of the Record Date, the Company had 15,703,158 Common Shares outstanding. Each holder of Common Shares is entitled to one vote for each Common Share held by such holder. Under Maryland law, the presence of holders in person or by proxy representing a majority of all the votes entitled to be cast at the Meeting will constitute a quorum at the Meeting. Abstentions and "broker non-votes" (which occur when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that matter and has not received instructions from the beneficial owner) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Assuming the presence of a quorum, (i) election of the Trustee nominee will require the affirmative vote of a plurality of all the votes cast by holders of Common Shares at the Meeting and (ii) ratification of the appointment of the Company's independent auditors for the fiscal year ending December 31, 2002 will require the affirmative vote of a majority of all the votes cast for or against such proposal, with abstentions not being counted. Broker non-votes will not be counted at the Meeting other than for quorum purposes. Holders of the Common Shares are not entitled to dissenting shareholders' appraisal rights under Maryland law.

                   PRINCIPAL SECURITY HOLDERS OF THE COMPANY

   The following tables set forth certain information regarding the beneficial ownership of the Common Shares and of common units of limited partner interest ("Common Units") in Prime Group Realty L.P., a Delaware limited partnership, of which the Company is the managing general partner (the "Operating Partnership"), for (a) each person who is a shareholder of the Company beneficially owning more than five percent (5%) of the voting securities of the Company, (b) each named executive officer listed in the Summary Compensation Table presented below, (c) the Trustees of the Company and (d) the Trustees and executive officers of the Company as a group. Unless otherwise indicated in the footnotes to the tables, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. The number of Common Shares represents (i) the number of Common Shares the person holds, (ii) the number of Common Shares into which Common Units held by such person are exchangeable (assuming, as discussed below, the Company elects to issue Common Shares rather than pay cash upon such exchange), (iii) the number of Common Shares the person has the right to acquire upon exercise of certain options to purchase Common Shares and (iv) the number of Common Shares into which the Company's Series A Cumulative Convertible Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Convertible Preferred Shares"), held by such person are convertible. The extent to which a person holds Common Shares as opposed to Common Units, options or Convertible Preferred Shares is set forth in the footnotes. The agreement of limited partnership of the Operating Partnership (the "Partnership Agreement") provides that each Common Unit may be exchanged, subject to certain limitations, for a Common Share or, at the option of the Company, cash equal to the fair market value of a Common Share at the time of exchange.

   The following table sets forth information as to the persons known to the Company to be the beneficial owners of more than five percent (5%) of the Company's Common Shares as of April 22, 2002.

                                                         Number of
                                                       Common Shares/ Percent of All
                 Name and Address of                    Common Units      Common
                  Beneficial Owner                       Owned (1)      Shares (2)
                 -------------------                   -------------- --------------
Michael W. Reschke (3)................................   9,003,832         37.4%
Primestone Investment Partners L.P. (4)...............   7,944,893         33.6
The Prime Group, Inc. (5).............................   7,944,893         33.6
PG/Primestone, L.L.C. (5).............................   7,944,893         33.6
Cadim inc. (6)........................................   7,944,893         33.6
Cadim Acquisition, LLC (6)............................   7,944,893         33.6
Vornado Realty Trust (7)..............................   7,944,893         33.6
Vornado Realty L.P. (7)...............................   7,944,893         33.6
Vornado PS, L.L.C. (7)................................   7,944,893         33.6
K Capital Partners, LLC (8)...........................   2,427,300         15.5
Thomas Knott (8)......................................   2,427,300         15.5
Abner Kurtin (8)......................................   2,427,300         15.5
Harwich Capital Partners, LLC (8).....................   2,427,300         15.5
Stephen J. Nardi (9)..................................   2,130,343         12.0
Security Capital Preferred Growth Incorporated (10)...   2,000,000         11.3
K Capital Offshore Master Fund (U.S. Dollar), L.P. (8)   1,982,785         12.6
The Nardi Group, L.L.C. (9)...........................   1,815,187         10.4
Morgan Stanley Dean Witter & Co. (11).................   1,500,974          9.6
Morgan Stanley Investment Management Inc. (11)........   1,489,669          9.5
First Manhattan Co. (12)..............................   1,329,481          8.5
Edward S. Hadesman (13)...............................     982,557          5.9

--------
 (1) The ownership of Common Shares reported herein is based upon filings with the United States Securities and Exchange Commission (the "Commission") and is subject to confirmation by the

    Company that such ownership did not violate the ownership restrictions in the Company's Declaration of Trust. The ownership of Common Units reported herein, which by their terms are exchangeable for Common Shares on a one-for-one basis, is derived from the transfer records maintained by the Operating Partnership based on information provided by the limited partners of the Operating Partnership (the "Limited Partners"), and are included in this presentation to illustrate the beneficial ownership of Common Shares that would result from an exchange of such Common Units beneficially owned by the applicable person for Common Shares. Information presented includes Common Shares issuable upon exercise of options granted to the Company's executive officers and Trustees which have vested or will vest within 60 days of April 22, 2002 as well as grants of restricted Common Shares which have vested or will vest within 60 days of April 22, 2002.
 (2) Information presented assumes exchange or conversion only of Common Units and Convertible Preferred Shares owned by such beneficial owner for Common Shares. Information presented also includes Common Shares issuable upon exercise of options of such beneficial owner that have vested or will vest within 60 days of April 22, 2002 as well as grants of restricted Common Shares which have vested or will vest within 60 days of April 22, 2002. It is the Company's policy to issue all restricted Common Shares promptly after their grant, regardless of vesting dates. As a result, the number of Common Shares outstanding as of April 22, 2002 (15,692,614) includes all grants of restricted Common Shares, whether or not vested. Accordingly, the percentages presented in this column are based on the full number of outstanding grants of restricted Common Shares, not only those grants which vest or will vest within 60 days of April 22, 2002. To protect the Company's real estate investment trust ("REIT") status, no holder of Common Units may exchange such Common Units for Common Shares to the extent that such exchange would result in such holder's owning or being deemed to own, directly or constructively, more than 9.9% of the Common Shares (the "Ownership Limit"), unless such holder has been granted an exemption or a limited exception to the Ownership Limit in accordance with the Company's Declaration of Trust.
 (3) Information presented is based on a Schedule 13D filed with the Commission on March 8, 2000 by Mr. Reschke, The Prime Group, Inc., PG/Primestone, L.L.C. and Primestone Investment Partners L.P., as amended on October 23, 2000, August 24, 2001, September 4, 2001, September 21, 2001, October 12, 2001, November 14, 2001, November 21, 2001, December 12, 2001, December
     21, 2001, January 9, 2002, February 1, 2002, February 15, 2002 and
     February 19, 2002 (as amended, the "Reschke Schedule 13D"). Information presented includes (i) 134,881 Common Shares held by Mr. Reschke, (ii) 256,572 Common Shares and 47,525 Common Units held by Prime Group VI, L.P. (Mr. Reschke owns a controlling equity interest in PGLP, Inc., the managing general partner of Prime Group VI, L.P.), (iii) 363,961 Common Shares which Mr. Reschke has the right to acquire upon exercise of the options granted to him under the Company's 1997 Share Incentive Plan (the "Share Incentive Plan"), (iv) 7,944,893 Common Units held by Primestone Investment Partners L.P. (Mr. Reschke is the controlling shareholder of The Prime Group, Inc., an Illinois corporation ("PGI"), which is (A) the administrative member of the sole general partner of Primestone Investment Partners L.P.; and (B) the sole limited partner of Primestone Investment Partners L.P. Mr. Reschke also controls the two remaining minority interest holders in the sole general partner of Primestone Investment Partners L.P.) and (v) 74,000 Common Shares owned by Prime Group Limited Partnership (Mr. Reschke is the managing general partner of Prime Group Limited Partnership.) The Common Shares shown illustrate the beneficial ownership that would result from an exchange of Common Units for Common Shares or exercise of options listed above. The Reschke Schedule 13D states that Mr. Reschke has sole voting power over 474,917 Common Shares, shared voting and dispositive power over 8,322,990 Common Shares and sole dispositive power over 455,057 Common Shares. Certain of the Common Shares shown for Mr. Reschke are also reflected in the number of Common Shares listed in this table as beneficially owned by (i) Primestone Investment Partners L.P., which is the nominal owner of the Common Units and of which PGI is the administrative member of the sole general partner, (ii) PGI, of which Mr. Reschke is the controlling shareholder, (iii) PG/Primestone, L.L.C., which is the sole general partner of Primestone Investment Partners L.P., (iv) as set forth in footnote (6) below, Cadim inc. and Cadim Acquisition, LLC and
    (v) as set forth in footnote (7) below, Vornado Realty Trust, Vornado
    Realty L.P. and Vornado PS, L.L.C. The address of Mr. Reschke is c/o The Prime Group, Inc., 77 West Wacker Drive, Suite 4200, Chicago, Illinois 60601.
 (4) Information presented is based on a Schedule 13D filed with the Commission on March 8, 2000 by Mr. Reschke, The Prime Group, Inc., PG/Primestone, L.L.C. and Primestone Investment Partners L.P., as amended on October 23, 2000, August 24, 2001, September 4, 2001, September 21, 2001, October 12, 2001, November 14, 2001, November 21, 2001, December 12, 2001, December
     21, 2001, January 9, 2002, February 1, 2002, February 15, 2002 and
     February 19, 2002 (as amended, the "Reschke Schedule 13D"). Information presented relates to 7,944,893 Common Units. The Common Shares shown illustrate the beneficial ownership that would result from an exchange of such Common Units for Common Shares. The Reschke Schedule 13D states that Primestone Investment Partners L.P. has sole voting and dispositive power over such Common Shares. Such Common Shares are also reflected in the number of Common Shares listed in this table as beneficially owned by (i) PGI, which is the administrative member of the sole general partner of Primestone Investment Partners L.P., (ii) Michael W. Reschke, who is the controlling shareholder of PGI, (iii) PG/Primestone, L.L.C., which is the sole general partner of Primestone Investment Partners L.P., (iv) as set forth in footnote (6) below, Cadim inc. and Cadim Acquisition, LLC and (v) as set forth in footnote (7) below, Vornado Realty Trust, Vornado Realty L.P. and Vornado PS, L.L.C. The address of Primestone Investment Partners L.P. is c/o The Prime Group, Inc., 77 West Wacker Drive, Suite 4200, Chicago, Illinois 60601.
 (5) Information presented is based on a Schedule 13D filed with the Commission on March 8, 2000 by Mr. Reschke, PGI, PG/Primestone, L.L.C. and Primestone Investment Partners L.P., as amended on October 23, 2000, August 24, 2001, September 4, 2001, September 21, 2001, October 12, 2001, November 14,
     2001, November 21, 2001, December 12, 2001, December 21, 2001, January 9, 2002, February 1, 2002, February 15, 2002 and February 19, 2002 (as amended, the "Reschke Schedule 13D"). Information presented relates to 7,944,893 Common Units. The Common Shares shown illustrate the beneficial ownership that would result from an exchange of such Common Units for Common Shares. The Reschke Schedule 13D indicates that both PG/Primestone, L.L.C. and PGI beneficially own and have shared voting and dispositive power over such Common Shares. Such Common Shares are also reflected in the number of Common Shares listed in this table as beneficially owned by
     (i) Primestone Investment Partners L.P., which is the nominal owner of the Common Units and of which PG/Primestone, L.L.C. is a general partner (PGI is the administrative member of PG/Primestone, L.L.C.), (ii) Michael W. Reschke, who is the controlling shareholder of PGI, (iii) as set forth in footnote (6) below, Cadim inc. and Cadim Acquisition, LLC and (iv) as set forth in footnote (7) below, Vornado Realty Trust, Vornado Realty L.P. and Vornado PS, L.L.C.
 (6) Information presented is based on a Schedule 13D filed with the Commission on November 27, 2001, as amended on December 20, 2001, by Cadim inc. and Cadim Acquisition, LLC (as amended, the "Cadim Schedule 13D"). According to the Cadim Schedule 13D, by virtue of its entering into that certain Letter Agreement dated November 19, 2001 with Vornado PS, L.L.C. and Vornado Realty L.P. (together, the "Vornado Parties"), Cadim inc. and
     Cadim Acquisition, LLC may be deemed to have formed a group with the Vornado Parties and may be deemed to share beneficial ownership of all of the securities set forth in footnote (7) below. The Letter Agreement is described more fully in footnote (7) below. The Cadim Schedule 13D states that Cadim inc. and Cadim Acquisition, LLC both beneficially own and have shared voting and dispositive power over the same 7,944,893 Common Shares. The Cadim Schedule 13D states that Cadim inc. and Cadim Acquisition, LLC do not construe the filing of the Schedule 13D as an admission that either of them is the beneficial owner of such securities. In addition, Cadim inc.

    filed a Schedule 13D with the Commission on September 4, 2001. The September 4, 2001 Schedule 13D stated that, by virtue of its entering into that certain Memorandum of Understanding dated August 22, 2001 with Mr. Reschke, PGI, Primestone Investment Partners L.P., PG/Primestone, L.L.C. and PGI (together, the "Prime Parties"), and that certain Amended and Restated Support and Standstill Agreement dated as of August 30, 2001 with the Prime Parties, Cadim inc. may be deemed to have formed a group with the Prime Parties and may be deemed to share beneficial ownership of all of the securities set forth in footnote (3) above. While not reflected by Cadim inc. in an amendment to the September 4, 2001 Schedule 13D, the Memorandum of Understanding and related documents were terminated on October 10, 2001. Therefore, the table above does not assume or present the beneficial ownership by Cadim inc. of the shares set forth in footnote (3) above. The address of Cadim inc. and Cadim Acquisition, LLC is 800, Square Victoria, Suite 4400, P.O. Box 118, Montreal, Quebec H4Z 1B7.
 (7) Information presented is based on a Schedule 13D filed with the Commission on November 2, 2001 by Vornado Realty Trust, Vornado Realty L.P. and Vornado PS, L.L.C. (collectively, the "Vornado Parties"), as amended on November 20, 2001, December 19, 2001, December 21, 2001, December 27, 2001, January 15, 2002, January 30, 2002, February 7, 2002, February 20,
     2002, March 28, 2002, April 17, 2002 and April 19, 2002 (as amended, the "Vornado Schedule 13D"). According to the Vornado Schedule 13D, on September 28, 2000, Vornado PS, L.L.C. made a subordinated loan to Primestone Investment Partners L.P., pursuant to which Primestone Investment Partners L.P. pledged the 7,944,893 Common Units it holds. In addition, the Vornado Schedule 13D indicates that on October 31, 2001, Vornado PS, L.L.C acquired the senior loan previously made to Primestone Investment Partners L.P. by P-B Finance Ltd., an affiliate of Prudential Securities Credit Corporation, pursuant to which Primestone had also pledged the same 7,944,893 Common Units. On October 25, 2001, Vornado PS, L.L.C. declared a default under the subordinated loan as a result of Primestone Investment Partners L.P.'s failure to pay the amount due on maturity of the loan. On October 26, 2001, the original lender under the senior loan declared a default under that loan which resulted from the default under the subordinated loan. Vornado PS, L.L.C. has commenced a foreclosure action on the 7,944,893 Common Units securing both loans. According to the Vornado Schedule 13D, Vornado PS, L.L.C. has scheduled a foreclosure auction of these Common Units for April 30, 2002. The Vornado
     Schedule 13D indicates that each of the Vornado Parties beneficially owns and has shared voting and dispositive power over the same 7,944,893 Common Units. Vornado Realty L.P. and Vornado PS, L.L.C. entered into that certain Letter Agreement dated November 19, 2001 with Cadim inc. and Cadim Acquisition, LLC pursuant to which, among other things, Cadim inc. and Cadim Acquisition, LLC acquired an undivided 50% interest in both the subordinated and senior loans discussed above. As a result of this Letter Agreement, the parties thereto may be deemed to have formed a group within the meaning of the Securities Exchange Act of 1934, as amended and may be deemed to share beneficial ownership of all of the 7,944,893 Common Units. The address of each of the Vornado Parties is 888 Seventh Avenue, New York, New York 10019.
 (8) Information presented is based on a Schedule 13D filed with the Commission on July 13, 2001, as amended on August 10, August 28, twice on August 30, 2001 and on April 5, 2002 by Special K Capital Offshore Master Fund (U.S. Dollar), L.P., K Capital Offshore Master Fund (U.S. Dollar), L.P., K Capital Partners, LLC, Harwich Capital Partners, LLC, Thomas Knott and Abner Kurtin (as amended, the "K Capital Schedule 13D"). The K Capital
     Schedule 13D indicates that each of K Capital Partners, LLC, Harwich Capital Partners, LLC, Thomas Knott and Abner Kurtin beneficially owns and has sole voting and sole dispositive power over the same 2,427,300 Common Shares. The K Capital Schedule 13D further indicates that K Capital Offshore Master Fund (U.S. Dollar), L.P. beneficially owns and has sole voting and dispositive power over 1,982,785 Common Shares (which Common Shares are included in the 2,427,300 Common Shares discussed above). The address of K Capital Offshore Master Fund (U.S. Dollar), L.P. is c/o Walkers Attorneys at Law, Walker House, P.O. Box 265, Georgetown, Grand Cayman,

    Cayman Islands. The address of K Capital Partners, LLC is 75 Park Plaza, Boston, Massachusetts 02116. The address of Harwich Capital Partners, LLC and Messrs. Knott and Kurtin is c/o K Capital Partners, LLC, 75 Park Plaza, Boston, Massachusetts 02116.
 (9) Information presented includes (i) 16,336 Common Shares held by Mr. Nardi,
     (ii) 162,361 Common Shares which Mr. Nardi has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan,
     (iii) 1,815,187 limited partner Common Units held by The Nardi Group, L.L.C. (Mr. Nardi controls The Nardi Group, L.L.C.) and (iv) 136,459 Common Units held by Narco Enterprises, LLC (Mr. Nardi controls Narco Enterprises, LLC). Mr. Nardi's address is c/o Prime Group Realty Trust, 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.
(10) Information presented is based on a Schedule 13G filed with the Commission on July 29, 1998 by Security Capital Preferred Growth Incorporated ("SCPGI") (the "Security Capital Schedule 13D"). The Security Capital
     Schedule 13G indicates that SCPGI beneficially owns and has sole voting and dispositive power over 2,000,000 Common Shares which it has the right to acquire upon the conversion of the 2,000,000 Convertible Preferred Shares which it holds. Such Convertible Preferred Shares are currently convertible on a one-for-one basis, subject to certain adjustments. SCPGI owns 100% of the outstanding Convertible Preferred Shares. The address of SCPGI is 11 South LaSalle Street, 2nd Floor, Chicago, Illinois 60603.
(11) Information presented is based on a Schedule 13G filed with the Commission on January 14, 1998, as amended on June 11, 1998 by Morgan Stanley, Dean Witter, Discover & Co. ("MSDW") and Morgan Stanley Asset Management Inc. ("Morgan Stanley"). The Schedule 13G was further amended on February 10, 1999 by Morgan Stanley Dean Witter & Co. ("MSDWC") and Morgan Stanley Dean Witter Investment Management Inc. ("MSDWIM"); and amended further on February 7, 2000 and February 7, 2001 by MSDWIM and MSDWC; and further amended on August 10, 2001 and February 14, 2002 by MSDWC and Morgan Stanley Investment Management Inc. ("MSIM") (as amended, the "Morgan
     Schedule 13D"). The Morgan Schedule 13G indicates that MSDWC beneficially owns and has shared dispositive power over 1,500,974 Common Shares and has shared voting power over 1,254,940 of those Common Shares. The Morgan
     Schedule 13G further indicates that MSIM beneficially owns and has shared dispositive power over 1,489,669 Common Shares and has shared voting power over 1,243,635 of those Common Shares. The address of MSDWC is 1585 Broadway, New York, New York 10036. The address of MSIM is 1221 Avenue of the Americas, New York, New York 10020.
(12) Information presented is based on a Schedule 13G filed with the Commission on February 10, 2000, as amended on February 8, 2001 and February 15, 2002, by First Manhattan Co. ("First Manhattan") (as amended, the "First Manhattan Schedule 13D"). The First Manhattan Schedule 13G indicates that First Manhattan beneficially owns 1,329,481 Common Shares, has sole voting and sole dispositive power over 11,500 Common Shares, shared voting power over 1,287,597 Common Shares and shared dispositive power over 1,317,981 Common Shares. The First Manhattan Schedule 13G indicates that of the 1,329,481 Common Shares beneficially owned, 192,600 are owned by family members of general partners of First Manhattan which were reported for informational purposes. First Manhattan disclaims dispositive power as to 48,000 of such Common Shares and beneficial ownership as to 144,600 of such Common Shares. The address of First Manhattan is 437 Madison Avenue, New York, New York 10022.
(13) Information presented includes (i) 4,539 Common Shares held by Mr. Hadesman, (ii) 124,792 Common Shares which Mr. Hadesman has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan and (iii) 398,427; 54,544; 169,053, 169,053 and 62,149
     Common Units held by the Edward S. Hadesman Trust Dated May 22, 1992, the Carolyn B. Hadesman Trust Dated May 21, 1992, the Lisa Hadesman 1991 Trust, the Cynthia Hadesman 1991 Trust and Sky Harbor Associates, respectively. Mr. Hadesman is the trustee of each of these trusts and therefore has voting and dispositive power over the Common Units. Also, Mr. Hadesman is a general partner of Sky Harbor Associates. Mr. Hadesman's address is 2500 N. Lakeview Avenue, Chicago, Illinois 60614.

   The following table sets forth the beneficial ownership of Common Shares as of April 22, 2002 by the Company's Trustees and the executive officers named in the Summary Compensation Table below.

                                                            Number of
                                                          Common Shares/
                   Name and Address of                     Common Units   Percent of All
                    Beneficial Owner                        Owned (1)    Common Shares (2)
                   -------------------                    -------------- -----------------
Michael W. Reschke (3)...................................    9,003,832         37.4%
Richard S. Curto (4).....................................      282,227          1.8
Louis G. Conforti (5)....................................      207,698          1.3
Jeffrey A. Patterson (6).................................      337,933          2.1
Steven R. Baron (7)......................................       45,882            *
Faye I. Oomen (8)........................................       53,059            *
Stephen J. Nardi (9).....................................    2,130,343         12.0
Jacque M. Ducharme (10) (11).............................       11,000            *
Christopher J. Nassetta (10).............................       10,000            *
Governor James R. Thompson (10)..........................       10,000            *
Trustees and Executive Officers of the Company as a group
  (15 persons)...........................................   12,469,681         45.5

--------
*   Represents less than one percent of outstanding Common Shares.
 (1) The ownership of Common Shares reported herein is based upon filings with the Commission and is subject to confirmation by the Company that such ownership did not violate the ownership restrictions in the Company's Declaration of Trust. The ownership of Common Units reported herein is derived from the transfer records maintained by the Operating Partnership based on information provided by the Limited Partners, and are included in this presentation to illustrate the beneficial ownership of Common Shares that would result assuming an exchange of such Common Units beneficially owned by the applicable person for Common Shares. Information presented includes Common Shares issuable upon exercise of those options granted to the Company's executive officers and Trustees which have vested or will vest within 60 days of April 22, 2002 as well as grants of restricted Common Shares which have vested or will vest within 60 days of April 22, 2002.
 (2) Information presented assumes exchange only of Common Units owned by such beneficial owner for Common Shares. Information presented also includes Common Shares issuable upon exercise of options granted to the Company's executive officers and Trustees which have vested or will vest within 60 days of (2) April 22, 2002 as well as grants of restricted Common Shares which have vested or will vest within 60 days of April 22, 2002. It is the Company's policy to issue all restricted Common Shares promptly after their grant, regardless of vesting dates. As a result, the number of Common Shares outstanding as of April 22, 2002 (15,692,614) includes all grants of restricted Common Shares, whether or not vested. Accordingly, the percentages presented in this column are based on the full number of outstanding grants of restricted Common Shares, not only those grants which vest or will vest within 60 days of April 22, 2002. To protect the Company's real estate investment trust ("REIT") status, no holder of Common Units may exchange such Common Units for Common Shares to the extent that such exchange would result in such holder's owning or being deemed to own, directly or constructively, more than 9.9% of the Common Shares (the "Ownership Limit"), unless such holder has been granted an exemption or a limited exception to the Ownership Limit in accordance with the Company's Declaration of Trust.
 (3) Information presented includes (i) 134,881 Common Shares held by Mr. Reschke, (ii) 256,572 Common Shares and 47,525 Common Units held by Prime Group VI, L.P. (Mr. Reschke owns a controlling equity interest in PGLP, Inc., the managing general partner of Prime Group VI, L.P.), (iii) 363,961 Common Shares which Mr. Reschke has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan, (iv) 7,944,893 Common Units held by Primestone Investment Partners L.P. (Mr. Reschke is the controlling shareholder of PGI, which is

    (A) the administrative member of the sole general partner of Primestone Investment Partners L.P.; and (B) the sole limited partner of Primestone Investment Partners L.P.) and (v) 74,000 Common Shares owned by Prime Group Limited Partnership (Mr. Reschke is the managing general partner of Prime Group Limited Partnership.) See the discussion of the Vornado Parties' interest in the 7,944,893 Common Units held by Primestone Investment Partners L.P. set forth in footnote (7) above under "Principal Security Holders of the Company." See also footnote (1) to this table.
 (4) Information presented includes 43,819 Common Shares held by Mr. Curto (one of the Company's Trustees, whose term of office will expire at the Annual Meeting, and the Company's former Chief Executive Officer) including 5,000 Common Shares held by Mr. Curto under the Illinois Uniform Transfers to Minors Act (2,500 Common Shares for each of his two sons) and 238,408 Common Shares which Mr. Curto has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.
 (5) Information presented includes 28,948 Common Shares held by Mr. Conforti, and 178,750 Common Shares which Mr. Conforti has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.
 (6) Information presented includes 11,905 Common Shares and 110,000 Common Units held by Mr. Patterson and 216,028 Common Shares which Mr. Patterson has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.
 (7) Information presented includes 688 Common Shares held by Mr. Baron and 45,194 Common Shares which Mr. Baron has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.
 (8) Information presented includes 5,128 Common Shares held by Ms. Oomen and 47,931 Common Shares which Ms. Oomen has the right to acquire upon exercise of the options granted to her under the Share Incentive Plan.
 (9) Information presented includes (i) 16,336 Common Shares held by Mr. Nardi,
     (ii) 162,361 Common Shares which Mr. Nardi has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan,
     (iii) 1,815,187 Common Units held by The Nardi Group, L.L.C. (Mr. Nardi controls The Nardi Group, L.L.C.) and (iv) 136,459 Common Units held by Narco Enterprises, LLC (Mr. Nardi controls Narco Enterprises, LLC). See footnote (1) to this table.
(10) Information presented includes Common Shares which the person has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.
(11) Information presented for Mr. Ducharme also includes 1,000 Common Shares directly held by him.

   Except as described above, no Trustee of the Company owns any shares of any other class of the Company's equity securities. The executive officers of the Company not listed above own, in the aggregate, 3,700 Series B Preferred Shares, 12,398 Common Shares and have the right to acquire, in the aggregate, 365,309 Common Shares within 60 days of April 22, 2002 upon exercise of the options granted to them under the Share Incentive Plan.

Possible Transfer of Equity Interest in the Operating Partnership Owned by Primestone Investment Partners L.P.

   On November 2, 2001, Vornado Realty Trust ("Vornado"), Vornado Realty L.P. and Vornado PS, L.L.C. ("Vornado PS") filed a Schedule 13D with the Securities and Exchange Commission (as amended, the "Vornado Schedule 13D"), describing, among other things, the two loans (collectively, the "Vornado Loan") Vornado PS holds as lender to Primestone Investment Partners L.P. ("Primestone"), a privately held entity controlled by Mr. Reschke, the former Chairman of the Company's Board of Trustees. The Vornado Loan is secured by a pledge by Primestone of its 7,944,893 Common Units in the Operating Partnership (the "Pledged Units"). The Pledged Units are by their terms exchangeable for Common Shares on a one-for-one basis subject to the 9.9% Common

Share ownership limitation set forth in the Company's Declaration of Trust. Assuming all of the Pledged Units were exchanged for Common Shares, they represent approximately 33.6% of the outstanding Common Shares after giving effect to such exchange.

   According to the Vornado Schedule 13D, Primestone failed to repay the subordinate portion of the Vornado Loan on its maturity date of October 25, 2001, and Vornado PS declared a default as a result of this failure. On October 31, 2001, Vornado PS acquired the senior portion of the Vornado Loan from a third party lender. The Vornado Schedule 13D further stated that Vornado PS commenced foreclosure proceedings against the Pledged Units and was exploring all other available legal rights and remedies in order to obtain repayment of the Vornado Loan. The Vornado Schedule 13D stated that the Pledged Units were then expected to be offered at public auction pursuant to the foreclosure provisions of the Uniform Commercial Code on November 20, 2001 (the "Proposed Foreclosure Sale"), and Vornado PS or any of its affiliates could bid at the auction.

   Since November 2, 2001, the initial date of the filing of the Vornado
Schedule 13D, Vornado PS and Primestone have made various updated disclosures regarding the status of the Vornado Loan, the Pledged Units and the Proposed Foreclosure Sale on amendments to their respective Statements on Schedule 13D filed with the Securities and Exchange Commission. Among other things, these disclosures indicated that on November 19, 2001, Vornado PS sued Primestone and its control affiliates, including Mr. Reschke, in Delaware state court seeking declaratory and injunctive relief in connection with the Proposed Foreclosure Sale and related matters (the "Vornado Lawsuit"). Further, on November 19, 2001, Cadim inc. and Cadim Acquisition, LLC acquired a 50% interest in the Vornado Loan from Vornado PS. In addition, as disclosed by Primestone, on November 19, 2001, Primestone filed a voluntary Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the District of Delaware, which had the initial effect of temporarily staying the Proposed Foreclosure Sale and the Vornado Lawsuit. According to disclosures made on April 26, 2002 in the Vornado
Schedule 13D, as a result of various continuing legal proceedings by the parties in the bankruptcy court, federal courts of appeals and the Delaware state court, legal impediments to the Proposed Foreclosure Sale have, as of such date, been cleared and the Proposed Foreclosure Sale has been rescheduled to occur on April 30, 2002.

   As previously disclosed, in connection with Vornado PS' making of the subordinate portion of the Vornado Loan to Primestone, the Company made certain accommodations for Vornado PS, including granting Vornado PS the right to appoint its designee to a position on the Company's Board of Trustees in certain circumstances. This Board position would be subject to re-election by our shareholders in the same manner as our other Trustees. Although Vornado PS could currently exercise this right under its arrangements with us, Vornado PS has not to date provided the Company with any notice that it has elected to exercise such right. In addition, the Company granted Vornado PS a limited exception to the 9.9% Common Share ownership limitation set forth in the Company's Declaration of Trust and waived certain Maryland anti-take-over statutes in the event Vornado PS obtains ownership of the Pledged Units after a foreclosure.

                             ELECTION OF TRUSTEES

   Pursuant to the Amended and Restated Bylaws of the Company, the Board of Trustees may, upon a two-thirds vote, increase (but not above 13) or decrease (but not below 3) the number of Trustees of the Company. In May 2000, Thomas J. Saylak resigned as a Trustee of the Company. In addition, Richard S. Curto, whose term of office as a Trustee of the Company will expire at the Annual Meeting, is not standing for reelection as a Trustee. As a result, there would have been two vacancies on the Company's Board of Trustees after the Company's Annual Meeting of Shareholders on May 31, 2002. On April 28, 2002, the Board of Trustees reduced the size of the Board in accordance with the Company's Amended and Restated Bylaws. The size of the Board was reduced to 6 members effective immediately, and was further reduced to 5 members effective immediately upon the earlier of (i) the expiration of Mr. Curto's term of office on May 31, 2002 or (ii) his resignation.

   Trustees are divided into three classes serving staggered three-year terms of office. The Board of Trustees proposes the election of one Class II Trustee at this Meeting, to hold office for a three-year term until the 2005 Annual Meeting of Shareholders and until his successor is duly elected and qualified. Class III and Class I Trustees will be elected at the Annual Meetings to be held in 2003 and 2004, respectively, for three-year terms, and until their respective successors are duly elected and qualified. It is intended that the accompanying form of Proxy will be voted for the nominee set forth below, who is currently a Trustee of the Company. If some unexpected occurrence should make necessary, in the Board of Trustees' judgment, the substitution of some other person for the nominee, Common Shares will be voted for such other person as the Board of Trustees may select. The Board of Trustees is not aware that the nominee may be unable or unwilling to serve as a Trustee. The following sets forth certain information with respect to the nominee and also with respect to each Trustee whose term of office will continue after the Meeting.

                                                     Year Term of
                            Principal Occupation and Office Will   Served as a
 Nominee for Election   Age      Position Held          Expire    Trustee Since
 --------------------   --- ------------------------ ------------ -------------
Christopher J. Nassetta 39  Independent Trustee          2005         1997

   Christopher J. Nassetta. Christopher J. Nassetta has served as a Trustee of the Company since November 1997. Mr. Nassetta is currently the President and Chief Executive Officer of Host Marriott Corporation. He was the Executive Vice President and Chief Operating Officer of Host Marriott from October 1995 through May 2000. Prior to serving with Host Marriott, he was President of Bailey Capital Corporation, a real estate investment and advisory firm that he co-founded, where he oversaw all operations. Mr. Nassetta was employed by The Oliver Carr Company, a commercial real estate company, for seven years, where he served as Development Director, Vice President and Regional Partner and ultimately Chief Development Officer, as well as serving on its management committee. Mr. Nassetta serves on the board of directors of Host Marriott Corporation.

   The Board of Trustees of the Company recommends a vote FOR election Mr. Nassetta as Trustee of the Company with a term expiring in 2005.

Trustees Whose Term of Office Will Continue After the Meeting

                                                             Year Term of
                                 Principal Occupation and    Office Will   Served as a
           Name            Age        Position Held             Expire    Trustee Since
           ----            --- ----------------------------- ------------ -------------
Stephen J. Nardi.......... 72  Acting Chairman of the Board,     2003         1997
                               Trustee
Governor James R. Thompson 65  Independent Trustee               2003         1997
Jacque M. Ducharme........ 52  Independent Trustee               2004         1997
Michael W. Reschke........ 46  Trustee                           2004         1997

   Stephen J. Nardi. Stephen J. Nardi has served as Trustee and Acting Chairman of the Board since April 2002. From November 1997 to April 2002, he served as Trustee and Vice Chairman of the Board. For the past 39 years, Mr. Nardi has served as President and Chief Executive Officer of The Nardi Group Ltd., a corporate real estate development firm which has designed, built and managed millions of square feet of properties throughout the Chicago Metropolitan Area and other parts of the country. Mr. Nardi is a member of the Chicago Real Estate Board, the National Association of Realtors, the Society of Industrial and Office Realtors, National Association of Industrial and Office Parks and the Urban Land Institute.

   The Honorable Governor James R. Thompson. James R. Thompson has served as a Trustee of the Company since November 1997. Governor Thompson is the Chairman of the law firm of Winston & Strawn and has been a partner with the firm since 1991. Prior to joining Winston & Strawn, Governor

Thompson served as the Governor of Illinois from 1977 to 1991. Governor Thompson serves on the board of directors of FMC Corporation, FMC Technologies, the Chicago Board of Trade, Jefferson Smurfit Group (Dublin), Navigant Consulting, Inc., Prime Retail, Inc., Maximus, Inc. and Hollinger International, Inc. Governor Thompson also chairs the Public Review Board HEREIU and serves on the board of the Japan Society (New York), the Advisory Board of Climate Exchange Chicago, the Lyric Opera of Chicago and the Museum of Contemporary Art in Chicago. Governor Thompson received his Juris Doctorate degree from the Northwestern University Law School.

   Jacque M. Ducharme. Jacque M. Ducharme has served as a Trustee of the Company since November 1997. Since 1972, Mr. Ducharme has been employed by Julien J. Studley, Inc., a real estate corporate and tenant services firm, where he currently serves as President. His clients include some of the largest companies in the Chicago Metropolitan Area, including Navistar, Accenture and the American Bar Association. Mr. Ducharme is a past president of the Chicago Office Leasing Brokers Association.

   Michael W. Reschke. Michael W. Reschke has served as a Trustee of the Company since April 2002. From November 1997 to April 2002, he served as the Chairman of the Board of Trustees of the Company. Mr. Reschke founded The Prime Group, Inc., an Illinois corporation ("PGI"), in 1981 and, since that time, has acted as PGI's Chairman, Chief Executive Officer and President. Mr. Reschke also is a member of the Board of Directors of Prime Retail, Inc. (Nasdaq: PRT) and of Horizon Group Properties, Inc. (Nasdaq: HGPI) and serves as the Chairman of the Board of Directors of Prime Outdoor Group, L.L.C. Mr. Reschke also was appointed by Mayor Richard M. Daley to the Board of Directors of World Business Chicago, a non-profit public/private partnership formed to promote the Chicagoland area to the domestic and international business communities. For approximately the last 21 years, Mr. Reschke has directed and managed the acquisition, development, finance, construction, leasing, marketing and property management activities of PGI. Mr. Reschke is licensed to practice law in the State of Illinois and is a certified public accountant. Mr. Reschke is a member of the Real Estate Roundtable, the Urban Land Institute, the Chicago Development Council, the Economic Club of Chicago and the National Association of Real Estate Investment Trusts.

Information Regarding Meetings and Committees of the Board of Trustees

   The Company's Board of Trustees has established an Audit Committee, an Executive Committee, a Compensation Committee, a Committee of Independent Trustees and a Nominating Committee.

   Audit Committee. The Audit Committee consists of Messrs. Ducharme, Nassetta and Thompson, each of whom is "independent" within the meaning of the New York Stock Exchange's listing standards. The Audit Committee has responsibility for making recommendations concerning the engagement of independent auditors, reviewing with the independent auditors the plans and results of the audit engagement, approving professional services provided by the independent auditors, reviewing the independence of the independent auditors, considering the range of audit and non-audit fees, and reviewing the adequacy of the Company's internal accounting controls.

   Executive Committee. Prior to April 8, 2002, the Executive Committee consisted of Messrs. Reschke, Curto and Nardi. The Executive Committee has been granted certain authority on behalf of the Board of Trustees to acquire and dispose of real property and the power to authorize the execution of certain contracts and agreements, including those related to the borrowing of money by the Company, and consistent with the Partnership Agreement, to cause the Operating Partnership to take such actions. The Executive Committee generally meets monthly (or more frequently if necessary) and all actions by the committee are reported at the next meeting of the Board of Trustees.

   Compensation Committee. The Compensation Committee consists of Mr. Ducharme and Mr. Nassetta and has responsibility for determining the compensation for the Company's executive officers. It also administers the Company's Share Incentive Plan.

   Committee of Independent Trustees. The Committee of Independent Trustees consists of Messrs. Ducharme, Nassetta and Thompson. The Committee of Independent Trustees was established to consider and approve or reject, on behalf of the full Board of Trustees, any proposed transactions between the Company and any of its shareholders, Trustees, officers or employees.

   Nominating Committee. The Nominating Committee consists of Messrs. Ducharme, Nardi, Nassetta and Thompson and makes recommendations to the Board of Trustees regarding the size and composition of the Board. The Nominating Committee establishes procedures for the nomination process and recommends candidates for election to the Board. Although the Nominating Committee does not necessarily solicit suggestions from shareholders regarding possible candidates, the Nominating Committee will consider shareholder's recommendations. Suggestions, together with a description of the proposed nominee's qualifications, share holdings in the Company, other relevant biographical information, an indication of the willingness of the proposed nominee to serve and any other information required pursuant to the Company's bylaws, should be sent to the Corporate Secretary of the Company at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601. Suggestions may be submitted at any time of year but should be received by December 31, 2002 in order to be considered in connection with the annual meeting of the Company's shareholders in 2003.

   During 2001, four, one and 13 meetings were held by the Audit Committee, Compensation Committee and the Committee of Independent Trustees, respectively. The Nominating Committee held no meetings in 2001. The Nominating Committee met three times to date in 2002 to consider proposed nominees to the Board of Trustees. The Board of Trustees held 23 meetings during 2001 on January 10, 19 and 26; February 15; March 7; April 5; May 3 and 30; June 4, 11 and 28; July 3 and 12; August 23 and 30; September 14 and 25; October 16 and 22; November 9 and 14 and December 4 and 13.

Compensation of Trustees

   The Company pays its Trustees who are not employees of the Company or affiliated with PGI or the Company a fee for their services as Trustees. Such persons receive annual compensation of $26,000 plus a fee of $1,000 for attendance at each meeting of the Board of Trustees and $500 for attendance at each committee meeting, and receive reimbursement of all travel and lodging expenses related to their attendance at both Board and committee meetings.

   The Company is party to a consulting agreement with Stephen J. Nardi, the Acting Chairman of the Board of Trustees of the Company. The consulting agreement, the initial term of which expired in November 2000, is automatically extended for one-year terms unless the Company or Mr. Nardi terminates it in writing. The consulting agreement requires Mr. Nardi to devote substantially all of his time and energy to performing consulting services on behalf of the Company. In addition to an initial base fee of $200,000 per annum, which has since been increased to $220,000 per annum, Mr. Nardi is entitled to receive additional incentive compensation in an amount up to 100% of his base fee based on achievement of such Company and individual goals and objectives as are established by the Board of Trustees or its Compensation Committee. The consulting agreement contains non-compete provisions which are applicable for two years following the (i) expiration of the consulting agreement or (ii) termination of the consulting agreement by Mr. Nardi or by the Company as a result of a breach of such agreement by Mr. Nardi or certain acts of misconduct by Mr. Nardi.

Legal Proceedings Involving Trustees

   See the section entitled "Principal Security Holders of the Company--Litigation Concerning Common Units Held by Primestone Investment Partners L.P." for a description of the bankruptcy proceedings involving Primestone. Mr. Reschke is the controlling shareholder of PGI, which is both the administrative member of the sole general partner of Primestone and the sole limited partner of Primestone.

                          COMPENSATION OF EXECUTIVES

Executive Officers

   The following table sets forth certain information as of April 22, 2002 concerning each of the Company's executive officers and key employees serving in such capacities:

Name                       Age Position
----                       --- --------
Louis G. Conforti......... 37  Co-President and Chief Financial Officer
Jeffrey A. Patterson...... 42  Co-President and Chief Investment Officer
Steven R. Baron........... 53  Executive Vice President--Industrial Division
Donald H. Faloon.......... 55  Executive Vice President--Development
Philip A. Hoffer.......... 52  Executive Vice President--Real Estate Operations
James F. Hoffman.......... 39  Executive Vice President--General Counsel and Secretary
Faye I. Oomen............. 53  Executive Vice President--Development and Leasing/Suburban Office
Roy P. Rendino............ 45  Senior Vice President--Finance and Chief Accounting Officer
Christopher "Kit" J. Sultz 36  Senior Vice President--Industrial Division

   Louis G. Conforfi. Since June 2000, Louis G. Conforti has served as the Company's Co-President and Chief Financial Officer. From November 1999 to June 2000, Mr. Conforti served as Executive Vice President-Capital Markets of the Company and from June 1998 to November 1999, Mr. Conforti served as Senior Vice President-Capital Markets. In such capacities, Mr. Conforti was responsible for the capital market and strategic activities of the Company. From July 1997 to May 1998, Mr. Conforti served as an Executive Director of Real Estate Investment Banking for CIBC Oppenheimer Corp. in New York City. Prior to his affiliation with CIBC Oppenheimer, he was a Vice President in the Real Estate Investment Banking Group of Alex. Brown & Sons located in Baltimore, Maryland. During his career, Mr. Conforti has been responsible for the completion of publicly-traded and privately-placed equity, preferred equity and commercial mortgage transactions (including commercial mortgage-backed securitizations) totaling several billion dollars. Mr. Conforti is a member of the National Association of Real Estate Investment Trusts and the Urban Land Institute.

   Jeffrey A. Patterson. Since June 2000, Jeffrey A. Patterson has served as Co-President and Chief Investment Officer of the Company. From November 1997 to June 2000, Mr. Patterson served as Executive Vice President and Chief Investment Officer of the Company. From 1989 to November 1997, Mr. Patterson was Executive Vice President of PGI, with primary responsibility for the acquisition, financing and redevelopment of office and mixed-use properties. Mr. Patterson was asset manager responsible for the overall operations of PGI's office properties and has provided real estate advisory services for several major institutional investors. Prior to joining PGI, Mr. Patterson served as Director of Development in Tishman Speyer Properties' Chicago office and as a Senior Financial Analyst at Metropolitan Life Insurance Company's Real Estate Investment Group. Mr. Patterson is an associate member of the Urban Land Institute and a member of the National Association of Real Estate Investment Trusts.

   Steven R. Baron. Since June 2000, Steven R. Baron has served as Executive Vice President of the Company. In this capacity, Mr. Baron serves as the head of the industrial development and leasing group, as well as the leasing executive responsible for 77 West Wacker Drive. From November 1997 to June 2000, Mr. Baron served as Senior Vice President, Development and Leasing of the Company, where he was responsible for the Company's redevelopment of the 180 North LaSalle building in Chicago, Illinois. From March 1998 through 2000, Mr. Baron was also associated with Prime Group Realty Services, Inc. where he was responsible for the leasing activity of the 180 North LaSalle and 77 West Wacker Drive buildings, as well as the oversight of leasing in the Company's other CBD buildings. From December 1996 to November 1997, Mr. Baron was employed by PGI as Senior Vice President responsible for commercial development and sales at a 2,650-acre planned development in

Huntley, Illinois. From February 1996 to December 1996, he served as Senior Vice President of Benjamin E. Sherman & Sons, a real estate company, where he oversaw the management portfolio and leasing activity. From February 1994 to December 1995, he was the Managing Director of PM Realty Group's Midwest Division, where he oversaw the leasing and management portfolio. From 1988 to 1994, Mr. Baron was employed by PGI as Executive Vice President responsible for the leasing and marketing of the Company's 77 West Wacker Drive building. Mr. Baron is a licensed real estate broker and is an instructor at the Kellogg School of Management at Northwestern University, where he lectures on commercial real estate development, leasing and marketing.

   Donald H. Faloon. Donald H. Faloon serves as Executive Vice President--Development of the Company. From January 1989 to November 1997, Mr. Faloon was employed by PGI in its commercial development activities. Previous responsibilities for PGI included overseeing PGI's Diagonal Mar project in Barcelona, Spain and serving as Executive Project Manager for the 77 West Wacker Drive Building. Prior to joining PGI, Mr. Faloon had 17 years of experience in the management of real estate development at Homart Development Co., Urban Investment and Development Co., Metro Communities Corp. and the Michigan State Housing Development Authority.

   Philip A. Hoffer. Philip A. Hoffer serves as Executive Vice President--Real Estate Operations of the Company. From November 1997 to November 1999, Mr. Hoffer served as Senior Vice President-Office Division of the Company. From February 1996 to November 1997, Mr. Hoffer was Vice President and Chief Operating Officer of Continental Offices, Ltd., where he was responsible for all real estate operations including asset management, construction and leasing for the owned and third party portfolio. From 1989 to 1996, Mr. Hoffer served as Chief Operating Officer for Insignia/Frain Camins & Swartchild Management Company (successor to Fifield Management Company) where he oversaw third party institutional property management and leasing for 13 million square feet of office, industrial and retail space located in Chicago and Los Angeles.

   James F. Hoffman. James F. Hoffman currently serves as Executive Vice President--General Counsel and Secretary of the Company. From March 1998 to October 2000, Mr. Hoffman served as Senior Vice President, General Counsel and Secretary of the Company. From November 1997 to March 1998, Mr. Hoffman served as Vice President and Associate General Counsel of the Company. From January 1991 to November 1997, Mr. Hoffman served as Assistant General Counsel of PGI. Prior to his employment with PGI, Mr. Hoffman was an associate with the law firm of Mayer, Brown & Platt from September 1987 to January 1991.

   Faye I. Oomen. Faye I. Oomen currently serves as Executive Vice President--Development and Leasing/Suburban Office of the Company. From November 1997 to October 2001, Ms. Oomen served as Senior Vice President--Development and Leasing/Suburban Office of the Company. From 1978 to November 1997, Ms. Oomen was employed by Continental Offices, Ltd., most recently serving as Executive Vice President of Leasing and Construction. She has over 26 years of experience in real estate leasing, marketing and development. At Continental Offices, Ltd., she negotiated more than 200 leasing transactions for more than 1.5 million square feet of Continental's portfolio, including Continental Towers, Continental Office Plaza, Regency Office Plaza and The Marquette Building. She also was responsible for development and base building construction at One Financial Place and Continental Towers. She has received numerous awards, including being named the 1995 Sun-Times Suburban Property Representative of the Year.

   Roy P. Rendino. Roy P. Rendino serves as Senior Vice President--Finance and Chief Accounting Officer of the Company. Mr. Rendino joined the Company in April 1998. From January 1998 to April 1998, Mr. Rendino was Executive Vice President-Finance of Ambassador Apartments, Inc., a publicly-traded apartment REIT. From 1986 through December 1997, Mr. Rendino was associated with Deloitte & Touche LLP, where he held positions including Partner and Midwest

Director of Real Estate. Mr. Rendino began his career with Coopers and Lybrand in 1978 where he served as a manager in the real estate and construction practices. Mr. Rendino is a certified public accountant, an officer and a member of the Board of Directors of the National Association of Real Estate Companies and a member of the Board of Directors of the Real Estate Investment Association. In addition, he serves on the Board of Advisors for RealtyThinkTank.com and is a member of the Board of Directors of the Illinois CPA Society. He also chairs the Cost Capitalization Task Force for the American Institute of Certified Public Accountants and serves on its Real Estate Joint Ventures Task Force.

   Christopher "Kit" J. Sultz. Christopher J. Sultz serves as Senior Vice President--Industrial Division of the Company. From June 1994 to November 1997, Mr. Sultz was employed by PGI in its Industrial Division as Vice President--Asset Management. Prior to joining PGI, Mr. Sultz was employed by Coopers & Lybrand from August 1991 to June 1994 in its real estate consulting practice. Mr. Sultz is a licensed real estate broker and a certified public accountant. Mr. Sultz is a member of the National Association of Industrial and Office Properties and the Real Estate Roundtable.

Summary Compensation Table

   The following table sets forth the compensation earned for the years ended December 31, 2001, 2000 and 1999 with respect to Mr. Reschke, the Chief Executive Officer and the four other persons who are the most highly compensated executive officers of the Company during 2001 (the "Named Executives").

                                                             Long-term Compensation
                                     Annual Compensation             Awards
                                  ------------------------- -------------------------
                                                                          Securities
                                                             Restricted   Underlying   All other
                                                  Bonus         Stock      Options/   Compensation
Names and Principal Position Year Salary $(1) $(1)(2)(3)(4) Awards ($)(5) SARs (#)(6)    ($)(7)
---------------------------- ---- ----------- ------------- ------------- ----------- ------------
Michael W. Reschke.......... 2001   225,000       43,750             0           0           0
 Former Chairman of the      2000   200,000      140,975       268,250      10,700           0
 Board (8)                   1999   150,000      233,739        69,595      50,000           0

Richard S. Curto............ 2001   380,000       43,750             0           0         852
 Former Chief Executive      2000   330,000      118,997       163,618      10,700       1,813
 Officer (8)                 1999   300,000      233,739        69,595      50,000       1,863

Louis G. Conforti........... 2001   320,000       96,000             0           0       1,000
 Co-President,               2000   300,000       98,026        95,758           0       1,718
 Chief Financial Officer     1999   150,000      192,191        34,804      25,000       1,731

Jeffrey A. Patterson........ 2001   320,000       86,000             0           0       1,256
 Co-President,               2000   300,000       98,026        95,758           0       1,687
 Chief Investment Officer    1999   215,000      144,138        34,804      25,000       3,684

Steven R. Baron............. 2001   155,000      258,953             0           0       4,141
 Executive Vice-President--  2000         0            0             0           0           0
 Industrial Division (9)     1999         0            0             0           0           0

Faye I. Oomen............... 2001   150,000      352,843             0           0       1,875
 Executive Vice President--  2000   120,000      421,043         9,222           0       3,706
 Development and Leasing/    1999   128,750      449,763         4,220       5,000       3,846

--------
(1) Amounts shown include cash and non-cash compensation or bonuses, as applicable, as reported in the year in which the compensation service was performed, even if such compensation or bonuses, as applicable, were paid or vested in a subsequent year.
(2) Annual bonuses were granted by the Company on February 8, 2002 for service performed in 2001. The amount of the bonus for each of Messrs. Reschke, Curto, Conforti, Patterson and

   Baron and Ms. Oomen were $0; $0; $40,000; $30,000; $50,000 and $5,000, respectively. Such bonuses vested in their entirety on the date of grant and are payable in cash by the Company on or before August 8, 2002. The recipient of the grant has the option to receive the bonus in the form of restricted Common Shares rather than cash. The restricted Common Shares would be fully vested on the date of issuance. If a recipient elects to receive the bonus in restricted Common Shares, the Company may, in its sole discretion, pay the bonus amount in cash. Regardless of whether the recipient elects a restricted Common Share payment, the Compensation Committee of the Board may pay the bonus amount in restricted Common Shares if it resolves that such payment is in the best interests of the Company and sufficient restricted Common Shares are available under the Plan for issuance. As of the date of this Proxy Statement, none of the Named Executives listed above has made an election to receive his or her bonus in, nor has the Compensation Committee of the Board resolved to pay the bonuses in, restricted Common Shares. In addition, in 2001, Mr. Baron and Ms. Oomen received leasing commissions of $208,953 and $347,844, respectively, in cash. In addition, Messrs. Reschke, Curto, Conforti, Patterson and Baron and Ms. Oomen were granted stay bonuses of $43,750; $43,750; $56,000; $56,000;
   $0 and $0, respectively.
(3) 2000 dollar amounts include cash bonuses paid to Messrs. Reschke, Curto, Conforti, Patterson and Baron and Ms. Oomen of $43,750; $43,750; $56,000; $56,000; $0 and $0, respectively. In addition, Ms. Oomen received leasing commissions in the amount of $421,043 in cash. Dollar amounts also include bonus/short-term restricted Common Share grants. Pursuant to the Share Incentive Plan, Messrs. Reschke, Curto, Conforti, Patterson and Baron and Ms. Oomen were granted 6,793; 4,143; 2,273; 2,273; 0 and 0 bonus/short-term restricted Common Shares, respectively, on January 23, 2001 which vest in two equal annual installments with the first one-half vesting on January 23, 2001 and the second one-half vesting on January 15, 2002. These short-term restricted Common Share grants are valued at the date of grant using the closing price of the Common Shares ($14.3125) as reported by the New York Stock Exchange on January 22, 2001, the day before the date of grant. See "Report of Compensation Committee" for a discussion of how the short-term restricted Common Share grants were valued. Messrs. Curto, Conforti and Patterson elected to have the number of restricted Common Shares granted to each of them reduced from the original amount set by the Company to the amount listed above in exchange for the Company paying all withholding taxes related to the grant. The Company paid $15,950, $9,494 and $9,494, respectively, on behalf of Messrs. Curto, Conforti and Patterson in withholding taxes, which numbers are included in the Bonus column for these individuals.
(4) 1999 dollar amounts include cash bonuses paid to Messrs. Reschke, Curto, Conforti, Patterson and Baron and Ms. Oomen of $67,500; $67,500; $55,500; $45,000; $0 and $0, respectively. In addition, Ms. Oomen received leasing commissions in the amount of $449,763 in cash. Dollar amounts also include bonus/short-term option and bonus/short-term restricted Common Share grants. Pursuant to the Share Incentive Plan, Messrs. Reschke, Curto, Conforti, Patterson and Baron and Ms. Oomen were granted 62,500; 62,500; 51,389; 41,667; 0 and 0, respectively, bonus/short-term options on December 16, 1999 which vested in their entirety on January 15, 2000. These short-term options are valued at the date of grant using the Black-Scholes option pricing model with the following assumptions: a market and exercise price of $13.188; an expected option term of 7 years; an expected share price volatility of 29.8%; an assumed 1999 dividend yield of 10.24%; and a risk-free interest rate of 6.41%. Using the foregoing assumptions, all options were valued at $1.26 per option on the date of grant. The Company's use of this pricing model should not be construed as an endorsement of its accuracy at valuing options. Also pursuant to the Share Incentive Plan, Messrs. Reschke, Curto, Conforti, Patterson and Baron and Ms. Oomen were granted 6,634; 6,634; 5,455; 2,696; 0 and 0 bonus/short-term restricted Common Shares, respectively, on December 16, 1999 which vested in two equal annual installments with the first one-half vesting on January 15, 2000. These short-term restricted Common Share grants are valued at the date of grant using the closing price of the Common Shares ($13.188) as reported by the New York Stock Exchange on December 15, 1999, the day
   before the date of grant. Mr. Patterson elected to have the number of restricted Common Shares granted to him reduced from the original amount set by the Company to the amount listed above in exchange for the Company paying all withholding taxes related to the grant. The Company paid $11,083 on behalf of Mr. Patterson in withholding taxes, which number is included in the Bonus column for him.
(5) On December 16, 1999, the Compensation Committee of the Board of Trustees granted long-term restricted Common Share awards to certain of the Company's executive officers pursuant to the Share Incentive Plan. Messrs. Reschke, Curto, Conforti, Patterson and Baron and Ms. Oomen were granted, respectively, 5,179; 5,179; 2,590; 2,590; 314 and 314 restricted Common Shares. These awards vest in four equal annual installments with the first one-fourth vesting on January 15, 2000. Dividends are paid on these restricted Common Shares. The dollar values shown on the table for these long-term restricted Common Share awards are based on the closing price ($13.438) as listed on the New York Stock Exchange of the Common Shares on the date of grant. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the Common Shares. On January 23, 2001, the Compensation Committee of the Board of Trustees granted long-term restricted Common Share awards to certain of the Company's executive officers pursuant to the Share Incentive Plan. Messrs. Reschke, Curto, Conforti, Patterson and Baron and Ms. Oomen were granted, respectively, 18,500; 11,284; 6,604; 6,604; 424 and 636 restricted Common
    Shares. These awards vest in four equal annual installments with the first one-fourth vesting on January 23, 2001. Dividends are paid on these restricted Common Shares. The dollar values shown on the table for the long-term restricted Common Share awards are based on the closing price ($14.50) as listed on the New York Stock Exchange of the Common Shares on the date of grant. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the Common Shares. Additional restricted Common Shares have been granted to the persons listed above and are included in the bonus column and the related footnotes. The total number of restricted Common Shares held by each person listed above (which number excludes restricted Common Share awards which vested prior to December 31, 2001 and includes all unvested bonus/short-term and long-term restricted Common Share awards) and the value of such restricted Common Shares, based on the closing price ($9.23) as listed on the New York Stock Exchange on December 31, 2001 (the last day of trading in 2001), were as follows:

                               Number of Restricted
                                   Common Shares           Value at
        Name                 Held at December 31, 2001 December 31, 2001
        ----                 ------------------------- -----------------
        Michael W. Reschke..          19,860               $183,308
        Richard S. Curto....          13,123                121,125
        Louis G. Conforti...           7,383                 68,145
        Jeffrey A. Patterson           7,383                 68,145
        Steven R. Baron.....             474                  4,376
        Faye I. Oomen.......             633                  5,843

(6) Granted pursuant to the Share Incentive Plan.
(7) Includes employer matching to the Operating Partnership's 401(k) Plan and dividend payments on unvested restricted Common Share grants to the Named Executives.
(8) On April 8, 2002, Mr. Reschke resigned from his executive position as Chairman of the Company's Board of Trustees. Also on April 8, 2002, Mr. Curto resigned as Chief Executive Officer of the Company. Both Mr. Reschke and Mr. Curto remain non-executive Trustees. Mr. Reschke's term of office expires in 2004 and Mr. Curto's term of office expires at the upcoming Annual Meeting. For a description of the terms of Mr. Reschke's and Mr. Curto's separation agreements, see "--Employment Agreements."
(9) Mr. Baron was employed by Prime Group Realty Services, Inc. (the "Services Company") in 1999 and 2000. Certain of the Company's leasing, corporate advisory, construction, painting, architectural and third party property management services are conducted through the Services Company. The Services Company is currently a consolidated subsidiary of the Company. However, at the time of Mr. Baron's employment by the Services Company, it was an unconsolidated entity in which the Operating Partnership held a 95% economic interest through a preferred equity ownership. Therefore, Mr. Baron's compensation for 1999 and 2000 is not included in the table above.

Employment Agreements

   The Company and the Operating Partnership have entered into employment agreements with the Named Executives. The agreements with Mr. Conforti and Patterson (the "Employment Agreements") and the agreements with Mr. Baron and Ms. Oomen (the "Severance Agreements") generally provide that such executive officers shall devote substantially all of their business time to the operation of the Company. The Employment Agreements and Severance Agreements used 2000 base salaries as the minimum base compensation levels. Mr. Conforti's agreement will expire on June 1, 2002, and Mr. Patterson's, Mr. Baron's and Ms. Oomen's will expire on November 17, 2002. Each of the Employment Agreements and the Severance Agreements is automatically extended for an additional year after expiration of the initial term and any extension period unless either the Company provides the applicable officer with at least six months' prior written notice or the applicable officer provides the Company with at least thirty days' prior written notice, that such term shall not be extended. The Employment Agreements contain (i) an agreement not to solicit, attempt to hire or hire any employee or client of the Company for two years following termination of employment, (ii) an agreement not to solicit or attempt to lease space to or lease space to any tenant of the Company for two years following termination, and (iii) if the employment is terminated either by the Company for cause or by the executive officer without good reason, non-compete provisions restricting the executive officers from owning, developing, acquiring, managing, supervising or operating facilities within a ten mile radius of any facility owned, operated, managed or being developed by the Company for two years following termination of employment.

   The Employment Agreements and Severance Agreements also set forth the potential bonuses to which the executives officers are entitled. Each executive officer is entitled to receive a discretionary bonus based on achievement of such Company and individual goals and objectives as may be established by the Board of Trustees or its Compensation Committee, and in the case of Mr. Baron's Severance Agreement, the Chief Executive Officer.

   If any Employment Agreement or Severance Agreement is terminated by (i) the Company "without cause" (as defined in the agreements), (ii) by the Company in the event of the executive's "disability" (as defined in the agreements), (iii) by the executive following the occurrence of a "change of control" (but in no event later than two years after the change of control event (or one year in the case of Mr. Baron and Ms. Oomen)) and (a) a resulting "diminution event" (as each term is defined in the agreements) or (b) a resulting relocation of the executive's office to a location more than twenty-five miles from its current location, (iv) by the executive for "good reason" (as defined in the agreements) or (v) automatically upon the executive's death, the applicable executive shall be entitled to a lump sum termination payment. With respect to Mr. Conforti and Mr. Patterson, in the case of termination by the Company without cause, as a result of disability or death, or by the executive for good reason, such payment will be: the greater of (A) the sum of (1) the executive's then current annual base salary plus (2) the average annual bonus paid or payable to such executive with respect to the two calendar years preceding the calendar year of termination and (B) the sum of (1) the aggregate base salary payable to the executive for the remainder of the employment term and (2) the aggregate bonuses payable to the executive over the remainder of the employment term, based on the average bonus paid to the executive for the two preceding calendar years; but in the case of termination in the event of the executive's death or disability, the amounts payable in (A) and (B) above shall only be payable to the extent the Company had obtained insurance which will reimburse the Company for such costs. With respect to Mr. Baron and Ms. Oomen, such amount shall be equal to 50% of the sum of (A) the then current annual base salary plus (B) the average annual bonus paid or payable to the executive with respect to the two calendar years preceding the calendar year of termination; but in the case of termination in the event of Mr. Baron's or Ms. Oomen's death or disability, such amount shall be payable only to the extent the Company had obtained insurance which will reimburse it for such costs. With respect to Mr. Conforti and Mr. Patterson, in the case of termination by the Company without cause within two years after a change of control or by the executive upon a change of control, such payment will be two times the sum of (A) the executive's then current annual base salary plus (B) the average annual bonus paid or payable to such executive with respect to the two calendar years preceding the calendar year of termination. With respect to Mr. Baron and Ms. Oomen, in the case of termination by the Company without cause within one year after a change of control or by Mr. Baron or Ms. Oomen upon a change of control and a resulting diminution event or relocation of his or her office more than twenty-five miles from the Company's current main office, such payment will be equal to the sum of (A) the then current annual base salary plus (B) the average annual bonus paid or payable to him or her with respect to the two calendar years preceding the calendar year of termination. In addition, in the event any officer is entitled to receive a termination payment as described above, such person shall also be entitled to receive his or her base compensation through the date of termination and a pro-rata bonus for the then current year through the date of termination as provided in the relevant agreement.

   On April 8, 2002, the Company entered into separation agreements with each of Mr. Reschke and Mr. Curto (the "Reschke Separation Agreement" and the "Curto Separation Agreement", respectively.) The Reschke Separation Agreement provides, among other things, for separation payments to Mr. Reschke calculated in accordance with his employment agreement for accrued but unpaid base compensation through April 8, 2002, 30 days' additional base compensation, severance compensation of $625,000 and other accrued compensation of $41,827. The termination compensation to Mr. Reschke is payable in part in six monthly installments of $18,750 each, with the balance due, with interest thereon determined in accordance with the Reschke Separation Agreement, on or before November 8, 2002. In addition, all of Mr. Reschke's options and restricted Common Share awards which were unvested as of April 8, 2002, were cancelled pursuant to the Reschke Separation Agreement.

   The Curto Separation Agreement provides, among other things, for separation payments to Mr. Curto calculated in accordance with his employment agreement for accrued but unpaid base compensation through April 8, 2002, 30 days' additional base compensation, severance compensation of $935,000 and other accrued compensation of $89,641. The termination compensation to Mr. Curto is payable in part in six monthly installments of $31,667 each, with the balance due, with interest thereon determined in accordance with the Curto Separation Agreement, on or before November 8, 2002. In addition, all of Mr. Curto's share options and restricted Common Share awards which were unvested as of April 8, 2002 became fully vested pursuant to the Curto Separation Agreement in exchange for other concessions by Mr. Curto. Finally, on April 18, 2002, Mr. Curto voluntarily forfeited his options to acquire 175,000 Common Shares, which options were granted to him at the time of the Company's initial public offering.

   The Company and the Operating Partnership had previously entered into employment agreements with each of Mr. Reschke and Mr. Curto (the "Reschke Employment Agreement" and "Curto Employment Agreement", respectively). However, upon their respective resignations and the execution of the Reschke Separation Agreement and Curto Separation Agreement, the Reschke Employment Agreement and Curto Employment Agreement, and all of Mr. Reschke's and Mr. Curto's respective rights and obligations thereunder, terminated. Because both Mr. Reschke and Mr. Curto are Named Executives (as defined above), a description of the Reschke Employment Agreement and Curto Employment Agreement is set forth below pursuant to the rules and regulations of the Commission, even though both Employment Agreements have been terminated.

   The Curto Employment Agreement generally provided that he shall have devoted substantially all of his business time to the operation of the Company. The Reschke Employment Agreement required

Mr. Reschke only to devote sufficient time to fulfill his duties and obligations to the Company as Chairman of the Board. Both the Reschke Employment Agreement and Curto Employment Agreement used 2000 base salaries as the minimum base compensation levels and both were set to expire on November 17, 2003. Both agreements would have automatically extended for an additional year after expiration of the initial term and any extension period unless either the Company provided the applicable officer with at least six months' prior written notice or the applicable officer provided the Company with at least thirty days' prior written notice, that such term would not be extended.

   The Company, PGI and Mr. Reschke are parties to a Non-Compete Agreement that provides that, so long as PGI and/or its affiliates own a 5.0% or greater economic interest in the Company or Mr. Reschke was the Chairman of the Board of the Company, neither Mr. Reschke nor PGI (including its affiliates) will own, acquire or manage office or industrial properties (except any ownership resulting from foreclosure of indebtedness). Excluded from the foregoing restrictions are (i) any interest in the Company or the Operating Partnership,
(ii) all properties in which PGI had an interest prior to the formation transactions in connection with the Company's initial public offering and (iii) PGI's or Mr. Reschke's ownership of less than 5.0% of any class of securities listed on a national securities exchange or on the Nasdaq National Market. In addition, under the agreement, PGI and Mr. Reschke are permitted to provide debt or lease financing for properties similar to the properties owned or managed by the Company and to acquire any preferred equity position in any owner or lessee of any such type of properties. The Reschke Separation Agreement did not alter or terminate this Non-Compete Agreement.

   The Curto Employment Agreement contained (i) an agreement not to solicit, attempt to hire or hire any employee or client of the Company for two years following termination of employment, (ii) an agreement not to solicit or attempt to lease space to or lease space to any tenant of the Company for two years following termination, and (iii) if the employment was terminated either by the Company for cause or by Mr. Curto without good reason, non-compete provisions restricting him from owning, developing, acquiring, managing, supervising or operating facilities within a ten mile radius of any facility owned, operated, managed or being developed by the Company for two years following termination of employment.

   The Reschke Employment Agreement and Curto Employment Agreement also entitled each of Mr. Reschke and Mr. Curto to receive a discretionary bonus based on achievement of such Company and individual goals and objectives as may be established by the Board of Trustees or its Compensation Committee.

   If either the Reschke Employment Agreement or Curto Employment Agreement was terminated by (i) the Company "without cause" (as defined in the agreements),
(ii) by the Company in the event of the executive's "disability" (as defined in the agreements), (iii) by the executive following the occurrence of a "change of control" (but in no event later than two years after the change of control event) and (a) a resulting "diminution event" (as each term is defined in the agreements) or (b) a resulting relocation of the executive's office to a location more than twenty-five miles from its current location, (iv) by the executive for "good reason" (as defined in the agreements), (v) automatically upon the executive's death or (vi) in the case of the Reschke Employment Agreement, by Mr. Reschke if he was removed as a Trustee of the Company, the applicable executive was entitled to a lump sum termination payment. In the case of termination as a result of disability or death, such payment would have been: the greater of (A) the sum of (1) the executive's then current annual base salary plus (2) the average annual bonus paid or payable to such executive with respect to the two calendar years preceding the calendar year of termination and (B) the sum of (1) the aggregate base salary payable to the executive for the remainder of the employment term and (2) the aggregate bonuses payable to the executive over the remainder of the employment term, based on the average bonus paid to the executive for the two preceding calendar years; but such amount was payable only to the extent the Company had obtained insurance which would reimburse the Company for such costs. In the case of termination by the Company without cause, by either Mr. Reschke or Mr. Curto for good reason, or in the case of Mr. Reschke, if he was removed as a Trustee of the Company, such payment would have been equal to the greater of
(i) two times the sum calculated pursuant to clause (A) above or (ii) the sum calculated pursuant to clause (B) above. In the case of termination by the Company without cause within two years after a change of control or by either of Mr. Reschke or Mr. Curto upon a change of control, such payment would have been three times the sum of (A) the executive's then current annual base salary plus (B) the average annual bonus paid or payable to such executive with respect to the two calendar years preceding the calendar year of termination. In addition, in the event Mr. Reschke or Mr. Curto was entitled to receive a termination payment as described above, he would also have been entitled to receive his base compensation through the date of termination and a pro-rata bonus for the then current year through the date termination as provided in the relevant agreement.

Option Grants in 2001

   The Board of Trustees granted no options to purchase Common Shares for performance in 2001. The following table shows all options to purchase Common Shares granted to each of the Named Executives of the Company on January 23, 2001. These options were granted as part of such officers' bonuses for work performed in 2000. The same option grants were reflected in the Company's Proxy Statement for the 2001 Annual Meeting of Shareholders to accurately reflect 2000 compensation, even though granted in 2001. The table also shows the potential realizable value of such options if the Common Shares appreciate at compounded annual rates of 5% and 10% over the life of the options. The 5% and 10% rates of appreciation based on the exercise price of $14.3125 per share (the closing price on the day before the date of grant) are required to be disclosed by the rules of the Commission and are not intended to forecast potential future appreciation, if any, in the price of the Common Shares. The Company did not use an alternative present value formula permitted by the rules of the Commission because, in the Company's view, potential future unknown or volatile factors result in there being no such formula that can determine with reasonable accuracy the present value of such option grants.

                               INDIVIDUAL GRANTS

                                                                    Potential Realizable
                                                                      Value at Assumed
                                  % of Total                          Annual Rates of
                                   Options/                             Share Price
                       Number of     SARs                             Appreciation for
                      Securities  Granted to                          Option Term from
                      Underlying  Employees  Exercise or            Date of Grant ($)(4)
                      Options/SAR in Fiscal  Base Price  Expiration --------------------
                      Granted (#)    Year     ($/sh)(3)     Date       5%        10%
-                     ----------- ---------- ----------- ----------  ------    -------
                                                                       (In Thousands)
Michael W. Reschke(1)   10,700(2)     32%      14.3125    1/23/11   96,312    244.072
Richard S. Curto(1)..   10,700(2)     32%      14.3125    1/23/11   96,312    244.072
Louis G. Conforti....        0         0            --         --       --         --
Jeffrey A. Patterson.        0         0            --         --       --         --
Steven R. Baron......        0         0            --         --       --         --
Faye I. Oomen........        0         0            --         --       --         --

--------
(1) For a description of recent changes to Mr. Reschke's and Mr. Curto's options, see "-Employment Agreements" above.
(2) The options vest in four equal annual installments over three years with the first one-fourth vesting on January 23, 2001, except for options held by Mr. Curto which vested in their entirety on April 8, 2002 pursuant to the Curto Separation Agreement.
(3) Exercise price represents the closing price for the Common Shares on the day before the date of grant.
(4) The potential realizable value is reported net of the option price but before the income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration date of the option.

Option Exercises and Holdings

   The following table sets forth information with respect to the Named Executives concerning options held as of December 31, 2001. No options were exercised by the Named Executive during 2001.

                           Number of Securities
                          Underlying Unexercised   Value of Unexercised in the
                                Options at              Money Options at
           Name              December 31, 2001        December 31, 2001 (2)
           ----          ------------------------- ---------------------------
                         Exercisable Unexercisable Exercisable   Unexercisable
                         ----------- ------------- -----------   -------------
   Michael W. Reschke(1)   340,036      41,775         $0             $0
   Richard S. Curto(1)..   371,633      41,775          0              0
   Louis G. Conforti....   170,000      15,000          0              0
   Jeffrey A. Patterson.   204,278      18,000          0              0
   Steven R. Baron......    42,819       3,625          0              0
   Faye I. Oomen........    45,306       3,875          0              0

--------
(1) For a description of recent changes to Mr. Reschke's and Mr. Curto's options, see "-Employment Agreements" above.
(2) Represents the fair market value, based on a closing price of a Common Share on December 31, 2001 (the last day of trading on the New York Stock Exchange in 2001) ($9.23) as reported by the New York Stock Exchange, less the option exercise price.

Equity Compensation Plan Information

   The following table gives information about Common Shares that may be issued upon the exercise of options, warrants and rights under the Share Incentive Plan as of December 31, 2001. The Company has no other compensation plans pursuant to which Common Shares may be issued.

                                                                        (c)
                                     (a)             (b)         Number of Common        (d)
                                  Number of       Weighted-    Shares available for
                              Common Shares to     average     future issuance under   Total of
                               be issued upon   exercise price  equity compensation     Common
                                 exercise of    of outstanding   plans (excluding       Shares
                                 outstanding       options,        Common Shares     reflected in
                              options, warrants    warrants        reflected in        columns
Plan Category                    and rights       and rights        Column (a))      (a) and (c)
-------------                 ----------------- -------------- --------------------- ------------
Equity compensation plan
  approved by shareholders...     2,273,391(1)      $16.12            415,259         2,860,774
Equity compensation plans not
  approved by shareholders...          None     Not Applicable         None             None
                                  ---------     --------------        -------         ---------
       TOTAL:                     2,273,391(1)      $16.12            415,259         2,860,774

--------
(1) Issued under the Prime Group Realty Trust 1997 Share Incentive Plan, as amended.

Report of the Audit Committee

   The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Trustees. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company's Annual Report to Shareholders for 2001 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

   The Audit Committee reviewed with representatives of Ernst & Young LLP, the Company's independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board of and considered the compatibility of nonaudit services with the auditors' independence.

   The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Audit Committee met with independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held four meetings during fiscal year 2001.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Commission. The Audit Committee and the Board have also recommended, subject to shareholder approval, the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002. The Audit Committee also adopted a charter on May 17, 2000, a copy of which has been filed previously by the Company with the Commission.

                              Jacque M. Ducharme
                            Christopher J. Nassetta
                          Governor James R. Thompson

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Board of Trustees, which is required to have a majority of outside Trustees who are neither employees nor officers of the Company, is charged with determining compensation for the Company's executive officers and to implement and administer the Company's Share Incentive Plan. Messrs. Ducharme and Nassetta currently serve on the Compensation Committee. See "Election of Trustees--Compensation of Trustees" above.

   No executive officer of the Company served as a (i) member of the compensation committee of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, (ii) director of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee or (iii) member of the compensation committee of any other entity in which one of the executive officers of such entity served as a member of the Company's Board of Trustees, during the year ended December 31, 2001. Since April 8, 2002, Mr. Reschke has been a Trustee of the Company. From November 1997 until April 8, 2002, he served as Chairman of the Board of Trustees of the Company. See "Other Information--Certain Relationships and Related Transactions" below.

                       REPORT OF COMPENSATION COMMITTEE

   The Board of Trustees has delegated to the Compensation Committee of the Board of Trustees the authority to administer the Company's compensation program, including the authority to determine the compensation of the Company's executive officers and to authorize grants under the Company's Share Incentive Plan. The Compensation Committee has the full Board of Trustees ratify and approve the annual compensation program each year for the Chairman of the Board and the Chief Executive Officer of the Company. The current members of the Compensation Committee are Mr. Ducharme and Mr. Nassetta.

   In May 1998, the Company engaged FPL Associates Consulting ("FPL"), a leading executive compensation consulting firm, as the Company's compensation consultant. For calendar year 2001, FPL (i) reviewed the compensation of the Company's Chairman of the Board, Chief Executive Officer, and two Co-Presidents, and measured their level of compensation against one or more peer groups consisting of companies identified by FPL and (ii) developed and proposed, subject to the direction and approval of the Compensation Committee, a comprehensive compensation program for all of the senior management of the Company. The compensation philosophy of the Company is based on the principles of paying for performance and aligning management objectives with those of the Company's shareholders. Accordingly, the Company intends to set base salaries for senior executives in most cases at or about the median level of compensation of persons in equivalent positions at companies within the Company's peer groups as identified by FPL and reviewed and approved by the Compensation Committee. When the performance of the Company is superior, the annual incentive component of compensation should provide total compensation that is at the leading edge of competitive practices in the Company's peer group.

   One of the principal policies of the Company's compensation program is to attract and retain highly qualified individuals while providing the economic incentive necessary to achieve the Company's performance goals. The Company intends to maintain a compensation program which provides incentives for management to enhance shareholder value. The Compensation Committee believes that, through its senior executives' ownership of equity interests in the Company and the Operating Partnership as well as share options in the Company, as applicable, the financial interests (and net worth) of the Company's senior executives are aligned with the interests of shareholders.

   While the Compensation Committee will continue to evaluate the compensation practices of the Company's industry peer group as an important factor in determining executive compensation, the Company's performance and the contributions of senior executives to such performance will greatly influence the Company's compensation program.

   The Company's executive compensation program consists of the following components:

   (a) base salaries for senior executives in most cases set at or about the median level of compensation of persons in equivalent positions at companies within the Company's peer group;

   (b) incentive bonuses determined by the Board of Trustees or the Compensation Committee based upon a review by the Board of Trustees or the Compensation Committee of the Company's performance and the performance of each senior executive;

   (c) share options and share grants with scheduled vesting periods, both short-term and long-term, to align the interests of the executive with those of the Company's shareholders; and

   (d) other benefit programs available to employees generally.

   Throughout 2001, the Company had Employment Agreements with its Chairman of the Board, the Chief Executive Officer, the Co-Presidents and certain other senior executives. As previously disclosed, the Chairman of the Board and the Chief Executive Officer of the Company resigned from such capacities on April 8, 2002. See "--Compensation of the Chief Executive Officer" below. The annual base salary of the Chairman of the Board for the year ended December 31, 2001 was $225,000. The base salary for the Chief Executive Officer for the year ended December 31, 2001 was $380,000. See "Compensation of Executives--Employment Agreements" above. As provided in the Employment Agreements, annual base salary adjustments will be made by the Compensation Committee based on individual performance reviews as well as market factors.

   Other elements of the Employment Agreements which serve to retain senior management include non-competition provisions which under certain circumstances extend for a specified time beyond the term of employment. The Employment Agreements of the Co-Presidents and certain other senior executives generally prohibit these executives from directly or indirectly competing with the business of the Company during the term of employment and for a two-year period after termination "with cause" by the Company or "without good reason" by the employee.

   Executive officers are also eligible to receive annual incentive bonuses. The amount of any executive officer's bonus is based upon each individual's contributions to the Company's performance and, to a lesser degree, factors such as leadership and contribution to strategy development, as determined by the Compensation Committee. The Compensation Committee will continue to review the performance of the Company based on factors such as the growth in funds from operations, expansion, development, operating and occupancy results, total shareholder return and the relative performance of the Company in comparison with its industry peer group.

   In February 2002, the Compensation Committee approved for the Company's executive officers, effective in January 2002: (i) new 2002 base salaries, (ii) 2001 annual incentive awards and (iii) 2002 stay bonuses (as further described below). The Compensation Committee did not approve any long-term incentive awards for 2002. The Compensation Committee currently intends to continue to award salary increases and other awards effective in January or February of each year, based on performance during the prior year.

Base Salaries

   The new 2002 base salaries for the executive officers of the Company were approved by the Compensation Committee in February 2002 to be effective on January 1, 2002. On an aggregate basis for the fourteen individuals reviewed by the Compensation Committee, base salaries were increased by a total of approximately one-half of one percent. The Compensation Committee did not approve any increases in base salary for the former Chairman of the Board or the former Chief Executive Officer of the Company for 2002.

2001 Annual Incentive Awards and Stay Bonuses

   The 2001 annual incentive award program (the "Bonus Program") was approved by the Compensation Committee after reviewing the recommendations of FPL. Eight individuals, representing certain members of the senior management of the Company, participated in this program. The participants did not include the former Chairman of the Board or the former Chief Executive Officer of the Company. The 2001 Bonus Program sets forth a bonus amount in dollars for each participating officer of the Company (the "Total Bonus Target"). These amounts were set by the Compensation Committee after its review of data provided by FPL. The Total Bonus Target for the eight participants was then divided into two components consisting of (i) a bonus amount to be paid to each participant for calendar year 2001 (the "2001 Bonus Amounts"), and (ii) a 2002 stay bonus (the "Stay Bonuses") payable as described below.

   The Stay Bonuses referred to above are earned by the relevant participants only if they remain employees of the Company through specific dates. The Compensation Committee approved the Stay Bonuses to provide additional incentives for participating senior executives to remain at the Company while the Company continues to conduct its previously announced review of strategic alternatives. Two-thirds of the aggregate amount of the Stay Bonus for each individual were earned on April 1, 2002 and the remaining one-third is scheduled to be earned on June 1, 2002.

   The total cash value of the 2001 Bonus Amounts and Stay Bonuses for the participants in the Bonus Program is $425,000, which is approximately 37% of the total cash value of the annual bonuses and stay bonuses for the participants in the bonus program for the prior year.

   The Company executed Bonus Agreements for the benefit of each of the eight participants in the Bonus Program. The Bonus Agreements provide that the 2001 Bonus Amounts and Stay Bonuses (when and as earned) are payable at the discretion of the Company at any time on or before August 8, 2002 in cash or in restricted common shares of the Company under the Company's Share Incentive Plan. The Bonus Agreements also provide that, in certain circumstances, the participants have the right to elect to receive such earned amounts in restricted shares prior to the date the Company elects to pay them in cash, although the Company can then decide to pay cash instead of restricted shares at such time. Any restricted shares issued in lieu of cash payments will be valued at the average of the high and low trading price per common share on the business day preceding the election by the Company or the relevant individual, as applicable, to have such shares issued in lieu of cash payments.

Compensation of the Chief Executive Officer

   In determining the appropriate compensation for the Company's former Chief Executive Officer, the Compensation Committee considered the Company's performance, competitive practices and the Compensation Committee's policy, as discussed above, of determining compensation with reference to the compensation paid to similarly situated executives of comparable companies.

   The Chief Executive Officer's base salary was $380,000 for calendar year 2001 and was not increased for calendar year 2002. In addition, the Compensation Committee did not approve an annual incentive bonus for the Chief Executive Officer for 2001 or a stay bonus for 2002.

   As previously disclosed, on April 8, 2002, Mr. Reschke, the Company's Chairman of the Board, and Mr. Curto, the Company's Chief Executive Officer, resigned from their positions as Officers of the Company, but remained in their capacities as Trustees of the Company. On that date, the Company entered into separation agreements with each of Mr. Reschke and Mr. Curto (the "Reschke Separation Agreement" and the "Curto Separation Agreement," respectively.) The Reschke Separation Agreement provides, among other things, for separation payments to Mr. Reschke calculated in accordance with his Employment Agreement for accrued but unpaid base compensation through April 8, 2002, 30 days' additional base compensation, severance compensation of $625,000 and other accrued compensation of $41,827. The termination compensation to Mr. Reschke is payable in part in six monthly installments of $18,750 each, with the balance due, with interest thereon determined in accordance with the Reschke Separation Agreement, on or before November 8, 2002. In addition, all of Mr. Reschke's options and restricted Common Share awards which were unvested as of April 8, 2002, were cancelled pursuant to the Reschke Separation Agreement.

   The Curto Separation Agreement provides, among other things, for separation payments to Mr. Curto calculated in accordance with his Employment Agreement for accrued but unpaid base compensation through April 8, 2002, 30 days' additional base compensation, severance compensation of $935,000 and other accrued compensation of $89,641. The termination compensation to Mr. Curto is payable in part in six monthly installments of $31,667 each, with the balance due, with interest thereon determined in accordance with the Curto Separation Agreement, on or before November 8, 2002. In addition, all of Mr. Curto's share options and restricted Common Share awards that were unvested as of April 8, 2002 became fully vested pursuant to the Curto Separation Agreement in exchange for other concessions by Mr. Curto. Finally, on April 18, 2002, Mr. Curto voluntarily forfeited the options to acquire 175,000 Common Shares that were granted to him at the time of the Company's initial public offering.

Internal Revenue Service Code Provisions

   The Internal Revenue Code of 1986, as amended (the "Code"), limits the ability of a publicly-held corporation such as the Company to deduct compensation for its Chief Executive Officer and the four highest paid officers other than the Chief Executive Officer in excess of $1,000,000 per individual, per year. Performance-based compensation is not counted toward the $1,000,000 limit. It is the Company's policy to take this rule into account in setting the compensation of its affected executives. The Company will not be denied any deduction under Section 162(m) for compensation paid during its taxable year ending December 31, 2001. Based upon the Treasury Regulations promulgated under the Code, bonuses payable to the Company's executives under their current employment agreements and compensation attributable to options (both statutory and non-statutory) granted under the Share Incentive Plan may be considered as compensation subject to the Section 162(m) limitation. Accordingly, it is possible that in some future year some portion of the compensation to a Company executive will not be tax-deductible under Section 162(m). This will depend upon the market price of the Company's shares on the date the non-statutory options are exercised and the number of non-statutory options exercised in any one taxable year.

                             COMPENSATION COMMITTEE
                               Jacque M. Ducharme
                             Christopher J. Nassetta

                                PERFORMANCE GRAPH

   The following performance graph compares the Company's performance to the Standard and Poors' 500 Stock Index (the "S&P 500 Index") and the National Association of Real Estate Investment Trusts' Equity Index (the "NAREIT Equity Index"). Share price performance for the period from November 12, 1997, the date on which trading in the Common Shares commenced, through December 31, 1997 and for the years ended December 31, 1998, 1999, 2000 and 2001 is not necessarily indicative of future results. All share price performance assumes an initial investment of $100 at the beginning of the period and assumes the reinvestment of any dividends.

           11/12/1997 12/31/1997 12/31/1998 12/31/1999 12/31/2000 12/31/2001
           ---------- ---------- ---------- ---------- ---------- ----------
   Company  $100.00    $102.11    $ 82.52    $ 90.73    $ 93.93    $ 65.11
   NAREIT.  $100.00    $102.36    $ 84.45    $ 80.54    $101.78    $115.96
   S&P 500  $100.00    $101.57    $128.66    $153.78    $138.19    $120.17

                      APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Trustees of the Company has appointed Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2002. Ernst & Young LLP served in this capacity for 2001. Fees for the 2001 annual audit were $297,000 and all other fees were $1,035,000, including audit related services of $297,000 and all other services of $738,000. Ernst & Young LLP did not provide any financial information systems design and implementation services in 2001. Audit related services generally include fees for 401-(k) plan and property audits, due diligence, transaction structuring and Commission registration statements. A representative of Ernst & Young LLP will attend the meeting and, while not intending to make a statement, will have an opportunity to make a statement and will respond to appropriate questions directed to Ernst & Young LLP.

   The appointment of the independent auditors is ratified annually by the Board of Trustees and subsequently submitted to the shareholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee.

   Before making its recommendation to the Board of Trustees for ratification of the appointment of Ernst & Young LLP, the Audit Committee carefully considered that firm's qualifications as independent auditors for the Company. This included a review of its performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Ernst & Young LLP in all of these respects.

   The Board of Trustees of the Company recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company's auditors.

                               OTHER INFORMATION

Compliance with Section 16(a) of the Securities Exchange Act of 1934

   Section 16(a) of the Exchange Act requires the Company's officers and Trustees, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the Commission and the NYSE. Officers, Trustees and beneficial owners of more than ten percent of the Company's equity securities are required by Commission regulations to furnish the Company with copies of all such forms which they file.

   Based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2001, or written representations from certain reporting persons that no Forms 3, 4 or 5 were required to be filed by those persons, to the Company's knowledge, no transactions were reported late during the year ended December 31, 2001 except for the filing of a Form 4 by Mr. Hadesman and certain Form 4 transactions by Mr. Faloon filed on a Form 5, both of which were filed late due to administrative error.

Certain Relationships and Related Transactions

   Non-Compete Agreement Among the Company, PGI and Michael W. Reschke. Mr. Reschke has entered into a non-compete agreement with the Company and PGI. See "Compensation of Executives--Employment Agreements" for a description of that agreement.

   Consulting Agreement with Stephen J. Nardi. The Company has a consulting agreement with Mr. Nardi, the Acting Chairman of the Company's Board of Trustees. The consulting agreement is automatically extended for one-year terms unless the Company or Mr. Nardi terminates it in writing. The consulting agreement requires Mr. Nardi to devote substantially all of his time and energy to performing consulting services on the Company's behalf. In addition to an initial base fee of $200,000 per annum, which was increased to $220,000 per annum for 2001, Mr. Nardi is entitled to receive additional incentive compensation in an amount up to 100% of his base fee based on achievement of such company and individual goals and objectives as are established by the Company's Board of Trustees or its Compensation Committee. In 2000, Mr. Nardi earned $100,000 in cash and 4,891 restricted Common Shares (which were granted in 2001 for performance in 2000) as incentive compensation. The consulting agreement contains non-compete provisions which are applicable for two years following the (i) expiration of the consulting agreement or (ii) termination of the consulting agreement by Mr. Nardi or by the Company as a result of a breach of the agreement by Mr. Nardi or certain acts of misconduct by Mr. Nardi.

   Agreements to Purchase Certain Properties. The Company has an option to purchase a parking garage located at 300 N. LaSalle Street in Chicago from PGI which option has approximately five and one-half years remaining on its term. 300 N. LaSalle Street contains approximately 58,000 square feet of land suitable for development. The Company has an option to purchase the property at 95.0% of the then fair market value of the property.

   The Company also has approximately ten and one-half years remaining on a right of first offer to develop (or develop and acquire an ownership interest in) all or any portion of approximately 360 acres of undeveloped office and industrial land in Huntley, Illinois. The right of first offer will apply to the extent that PGI determines that a parcel will be utilized for the construction of an office or industrial facility to be owned and leased to third parties by PGI or held by PGI for sale to a third party. The site is subject to a participation interest held by an unaffiliated third-party lender.

   The option and right of first offer may be exercised only with the approval of the Company's independent Trustees. PGI leases 22,620 square feet of space at 77 W. Wacker Drive, Chicago, Illinois, an office building owned by one of the Company's unconsolidated real estate joint ventures. PGI paid rent and operating expense escalations to the joint venture of approximately $0.8 million for the years ended December 31, 2001, 2000 and 1999. PGI's lease expires October 31, 2007 with an option, effective April 30, 2002, to terminate the lease upon six months written notice.

   During 2001 and ending February 2002, the Company subleased a portion of PGI's space pursuant to a month-to-month lease for an approximate annual rent of $0.2 million.

   Issuance of Limited Partner Common Units to Affiliates of Stephen J.
Nardi. Pursuant to an agreement with The Nardi Group, L.L.C. (the "Nardi Group"), a limited liability company controlled by Mr. Nardi, the Acting Chairman of the Company's Board of Trustees, and to the approval of our shareholders at the Company's 2000 Annual Meeting of Shareholders, on August 8, 2000, the Nardi Group's 927,100 common units of general partner interest in the Operating Partnership were converted into 927,100 Common Units which are by their terms exchangeable for Common Shares on a one-for-one basis, or, at the Company's option, cash equivalent to the fair market value of a Common Share at the time of exchange. In addition, in connection with various purchases of land described below, the Operating Partnership issued an aggregate of 1,096,260 Common Units since the Company's initial public offering to affiliates of Mr. Nardi.

   In November 1997, the Company and certain affiliates of the Nardi Group entered into a vacant land agreement in connection with the contribution of certain properties to the Operating Partnership at the time of the Company's initial public offering. Pursuant to the agreement, the Company is obligated to purchase, over a five-year period that commenced in November 1997, an aggregate of approximately 95.0 acres of vacant land in Carol Stream and Batavia, Illinois for a purchase price of

$3.00 per square foot, which is to be paid for in Common Units in the Operating Partnership. Under the agreement, the Company acquired approximately 40.5 acres of such land in 1999 for a purchase price of approximately $5.4 million (359,252 Common Units and $0.1 million cash). In March 2000, the Company acquired approximately 29.6 acres of land under this agreement for a purchase price of approximately $3.8 million (272,126 Common Units). Finally, in March 2002, the Company acquired approximately 24.9 acres of such land under this agreement for a purchase price of approximately $3.3 million (344,331 Common Units). The Company's obligations under the vacant land agreement have been satisfied.

   Tax Indemnification Agreements. The Operating Partnership entered into a tax indemnification agreement with certain principals ("IBD Contributors") affiliated with Edward S. Hadesman, then one of the Company's executive officers, which contributed properties to the Operating Partnership at the time of the Company's initial public offering. Pursuant to the tax indemnification agreement, the Operating Partnership is required to indemnify the IBD Contributors for, among other things, the income tax liability that would result from the income or gain which they recognize upon the refinancing or repayment by the Company of liabilities relating to, or the sale or other disposition by the Company of, the properties the IBD Contributors contributed to the Operating Partnership. Under the terms of the agreement, the Operating Partnership will indemnify the IBD Contributors for certain income tax liabilities based on income or gain which the IBD Contributors are required to include in their gross income for federal or state income tax purposes as a result of a such an event. The indemnity covers these income taxes, interest and penalties and is required to be made on a "grossed up" basis that effectively results in the IBD Contributors receiving the indemnity payment on a net, after-tax basis. The percentage of the tax liabilities which the Operating Partnership is required to indemnify is 60% for the taxable year ending on December 31, 2002, and declines by 10% each year thereafter until December 31, 2007. The Operating Partnership is not required to indemnify the IBD Contributors for income or gain realized by them after the taxable year ended December 31, 2007. The Operating Partnership estimates the maximum possible indemnification liability to the IBD Contributors under this agreement at December 31, 2001 is $9.0 million. In April 2002, the Company paid affiliates of Mr. Hadesman approximately $1 million pursuant to the tax indemnity agreement as a result of the Company's cancellation of a prior tax deferred exchange.

   The Operating Partnership entered into a tax indemnification agreement with certain principals affiliated with Mr. Nardi (the "NAC Contributors") who contributed properties to the Operating Partnership at the time of the Company's initial public offering, pursuant to which the Operating Partnership is required to indemnify the NAC Contributors for, among other things, the income tax liability that would result from the income or gain which they recognize upon the refinancing or repayment by the Company of liabilities relating to, or the sale or other disposition by the Company of, the properties the NAC Contributors contributed to the Operating Partnership. Under the terms of the agreement, the Operating Partnership will indemnify the NAC Contributors for certain tax liabilities based on income or gain which the NAC Contributors are required to include in their gross income for federal, applicable state and certain local income tax purposes as a result of such an event. In connection with the conversion in 2000 of the Nardi Group's general partner common units into Common Units as described above, the tax indemnification agreement with the NAC Contributors was amended to provide that the tax indemnification by the Operating Partnership is reduced by 10% per year over the 10-year term of the tax indemnification agreement, effective retroactively from the date of the Company's initial public offering. The indemnity covers these income taxes, interest and penalties and is required to be made on a "grossed up" basis that effectively results in the IBD Contributors receiving the indemnity payment on a net, after-tax basis. The percentage of the tax liabilities which the Operating Partnership is required to indemnify is 70% for the taxable year ended on December 31, 2002, and declines by 10% each year thereafter until December 31, 2007. The Operating Partnership is not required to indemnify the NAC Contributors for income or gain realized by them after the taxable year ended December 31, 2007. The Company estimates the maximum possible indemnification liability to the NAC Contributors under this agreement at December 31, 2001 is $15.8 million.

   Prime Group Realty Services, Inc. Prime Group Realty Services, Inc. (the "Services Company") provides certain corporate advisory, management, leasing, tenant improvement construction, painting and tenant representation services to third parties. On January 1, 2001, Mr. Reschke and Mr. Curto transferred 100% of the common stock of the Services Company to the Operating Partnership in exchange for the Operating Partnership's assumption of notes receivable totaling $50,000 plus interest from Mr. Reschke and Mr. Curto which they had provided to the Services Company as consideration for their purchase of the common stock. The Operating Partnership paid the Services Company the full amount due on the notes receivable and the Services Company redeemed 100% of the preferred stock previously held by the Operating Partnership.

   Other Transactions.   In connection with certain property contributions by
the NAC Contributors in connection with the Company's initial public offering, an affiliate of Mr. Nardi leased space at one of the Company's buildings in 2001. Such lease expires on March 31, 2003. The amount of monthly rent paid by the affiliate is the sum of (a) $40,000 and (b) all taxes and assessments, operating expenses and insurance costs relating to the property. The affiliate has the right to mitigate its lease obligations with respect to the property by leasing all or any portion of the property upon certain terms.

   See the section entitled "Principal Security Holders of the Company--Possible Transfer of Equity Interest in the Operating Partnership Owned by Primestone Investment Partners L.P." above for a description of certain transactions entered into by Primestone (an entity created in connection with the Company's initial public offering) which is controlled by PGI, a privately held company controlled by Mr. Reschke.

   The Company is aware of environmental contamination at certain of its older industrial properties. The affected properties were contributed to the Operating Partnership by PGI in connection with the Company's initial public offering. These properties are in remediation programs sponsored by the appropriate state environmental agencies. PGI has agreed to retain liability, and to indemnify the Company, for the costs of environmental remediation with regard to these industrial properties, which environmental consultants had estimated at the time of the Company's initial public offering will cost, in the aggregate, up to $3.2 million. Based on such estimates, certain properties PGI contributed recorded provisions for environmental remediation costs totaling $3.2 million in 1997 prior to their contribution. During 1997, PGI initiated lawsuits against a former owner (who is also a former tenant) of one of the properties and an environmental consultant to cover the cost of the remedial action plans. On February 20, 1998, PGI reached an agreement with the former owner and received a $1.8 million settlement payment, in addition to $0.5 million previously paid as a reimbursement for costs. In 1998, PGI sued a current tenant of one of the properties to recover the cost of certain remedial action plans. During 2000, the Company incurred $0.1 million of costs related to the above remediation and for which the Company received reimbursement from PGI.

   The environmental lawsuits described above have been pursued by PGI in the names of the Company's affiliates under an agreement entered into with PGI in November 1997 in connection with the Company's initial public offering. PGI is entitled to retain any of the proceeds from these lawsuits and PGI is required to undertake the environmental cleanup of the property. The Company is relying on the credit of PGI under the indemnification for the cleanup costs and any proceeds to PGI from the lawsuits against the environmental consultant and former tenant which, based on the advice of outside legal counsel, the Company believes have value sufficient to fund the cost of cleanup.

   Governor James R. Thompson, one of the Company's Trustees, is Chairman of the law firm of Winston & Strawn, which has provided, and continues to provide, legal services to the Company. Winston & Strawn earned fees of $2.8 million for legal services provided to the Company in 2001.

Shareholder Proposals for the 2003 Annual Meeting

   Proposals of shareholders intended to be presented at the Company's 2003 Annual Meeting of Shareholders must be received by the Company at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, attention General Counsel, on or prior to December 31, 2002 to be eligible for inclusion in the Company's Proxy Statement and form of Proxy to be used in connection with the 2003 Annual Meeting. Nothing in this paragraph shall be deemed to require the Company to include in its Proxy Statement and Proxy relating to the 2003 Annual Meeting of Shareholders any shareholder proposal which may be omitted from the Company's proxy materials pursuant to the applicable regulations of the SEC in effect at the time such proposal is received.

Other Business

   The Board of Trustees knows of no business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement. If any other matter should be presented at the Meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.

                                          /s/ James F. Hoffman
                                          James F. Hoffman,
                                          Secretary

Chicago, Illinois
April 29, 2002

                                  Appendix A





                           PRIME GROUP REALTY TRUST
      PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 31, 2002
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
 The undersigned hereby appoints Stephen J. Nardi and James F. Hoffman, and each of them, as proxies with full power of substitution to represent and to vote, as designated on the reverse side of this Proxy Card, all of the common shares of beneficial interest, par value $0.01 per share, of Prime Group Realty Trust which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 31, 2002 at 10:00 a.m., local time, at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois, and at any postponement(s) or adjournment(s) thereof and, in such proxies' discretion, to vote upon such other business as may properly come before the meeting, and at any postponement(s) or adjournment(s) thereof, all as more fully set forth in the Proxy Statement related to such meeting, receipt of which is hereby acknowledged.
 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE TRUSTEE NOMINEE AND FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.
Comments/Change of address:
==========================================
                                                      [Please See Reverse Side]

             ===




_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
                                        PRIME GROUP REALTY TRUST
                          PLEASE MARK YOUR VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

                                                                             0
                                                                             I
                                                                             0
                                 For Nom-inee
                                       0
                                   Withhold
                                   Authority
                                  for Nominee
                                       0
A.Election of one Class II Trustee for a term of three years
  Nominee: Christopher J. Nassetta


B.To ratify the appointment of Ernst & Young LLP as independent auditors of the
  Company for the fiscal year ending December 31, 2002
                                      For
                                       0
                                    Against
                                       0
                                    Abstain
                                       0
Signature(s)_________________________________________________________________

--------------------------------------------------------------------------------

Dated: __________________________________________________________ , 2002.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, limited liability company or other similar entity, please sign in such entity's name by an authorized person.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment(s) or postponement(s) thereof.
              (triangle up)  FOLD AND DETACH HERE  (triangle up)

         PLEASE RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.